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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Clear Channel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clear Channel Communications, Inc.
P.O. Box 659512
San Antonio, Texas 78265-9512
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2006
     As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The Watermark Hotel, 212 West Crockett Street, San Antonio, Texas 78205, on April 26, 2006, at 8:00 a.m. local time, for the following purposes:
1.	to elect 11 directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2006;

3.	to consider two shareholder proposals, if presented at the meeting; and

4.	to transact any other business which may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on March 10, 2006 are entitled to notice of and to vote at the meeting.
     Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel’s Corporate Secretary at Clear Channel’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 8:00 a.m.
     Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Randall T. Mays Secretary
San Antonio, Texas
March 10, 2006

2006 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT
     This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Wednesday, April 26, 2006, beginning at 8:00 a.m., at the Watermark Hotel, 212 West Crockett Street, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about March 24, 2006.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q:	Why am I receiving these materials?
A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on April 26, 2006. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2005 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.
Q:	What proposals will be voted on at the annual meeting?
A:	There may be up to four proposals scheduled to be voted on at the annual meeting: the election of directors, the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2006, and, if presented, two shareholder proposals.
Q:	Which of my shares may I vote?
A:	All shares owned by you as of the close of business on March 10, 2006 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	Most shareholders of Clear Channel hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
     SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

     BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.
Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.
Q:	How can I vote my shares without attending the annual meeting?
A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.
Q:	May I change my vote?
A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel a proxy card dated later than your last vote, notifying the Secretary of Clear Channel in writing, or voting at the annual meeting.

Q	What if I return my proxy card without specifying my voting choices?
A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.
Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	What constitutes a quorum?
A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter.

Under New York Stock Exchange Rules, the proposals to elect directors and to ratify the selection of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the shareholder proposals.
Q:	What are Clear Channel’s voting recommendations?
A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2006, and “AGAINST” the two shareholder proposals.
Q:	Where can I find the voting results of the annual meeting?
A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2006, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 9, 2006.
THE BOARD OF DIRECTORS
     The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the Chief Executive Officer, President and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.
COMPENSATION OF DIRECTORS
     Each non-employee director is paid a $50,000 annual retainer provided that he or she attends not less than 75% of the meetings of the Board. The chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $20,000, $10,000, and $5,000, respectively. All members of the Audit Committee are paid an additional annual retainer of $7,500 and each member of the Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $3,000. In addition, in April 2005, each non-employee director was granted options to purchase 7,500 shares of Clear Channel common stock to be vested 20% annually over five years. Each non-employee director was offered the opportunity to accept an award of 1,500 shares of restricted stock in place of this grant. Six directors accepted this opportunity. The restricted stock award vests 20% annually over five years. In addition, in December 2005, each non-employee director was granted options to purchase 22,500 shares of Clear Channel common stock to be vested 20% annually over five years. Each non-employee director was offered the opportunity to accept an award of 5,625 shares of restricted stock in place of this grant. Six directors accepted this opportunity.
BOARD MEETINGS
     During 2005, the Board held eight meetings. Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served. Clear Channel encourages, but does not require, directors to attend the annual meetings of shareholders. All ten members of the Board as of the date of Clear Channel’s 2005 Annual Meeting of Shareholders were in attendance.
INDEPENDENCE OF DIRECTORS
     The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. In February 2005, the Board enhanced its Corporate Governance Guidelines by adopting the following standards for determining the independence of its members:
1.	A director must not be, or have been within the last three years, an employee of Clear Channel. In addition, a director’s immediate family member (“immediate family member is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.
     Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2006. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Certain Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
     As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, B. J. McCombs, Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry are independent of Clear Channel and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent.
     The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel’s non-management directors have met separately in executive sessions without management present.
     The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:
•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel, on behalf of any committee or subcommittee of the Board.
     The directors serving as the chairperson of the Compensation Committee of the Board, the chairperson of the Audit Committee of the Board and the chairperson of the Nominating and Governance Committee of the Board shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter.
     Currently, Mr. McCombs, the Chairman of the Nominating and Governance Committee, is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. Williams, the Chairman of the Compensation Committee and Executive Performance Subcommittee, will begin his service as the Presiding Director on April 1, 2006.

COMMITTEES OF THE BOARD
     The Board has three committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel’s Internet website at www.clearchannel.com, or a copy may be obtained upon request from the Secretary of Clear Channel. The table below sets forth members of each committee.
BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee
Perry J. Lewis				X *
B. J. McCombs	X		X *
Phyllis B. Riggins				X
Theodore H. Strauss			X	X
J. C. Watts	X	X
John H. Williams	X *	X *	X	X
John B. Zachry	X	X	X

X = Committee member; * = Chairperson
The Compensation Committee
     The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below). See the Report of the Compensation Committee and the Executive Performance Subcommittee later in this document, which details the basis on which the Compensation Committee and its subcommittee determines executive compensation. The Compensation Committee met five times during 2005. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
     The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m), which among other things, limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. The Executive Performance Subcommittee of the Compensation Committee met two times during 2005.
The Nominating and Governance Committee
     The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. The Nominating and Governance Committee met four times during 2005. All members of the Nominating and Governance Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
     Our directors take a critical role in guiding Clear Channel’s strategic direction and oversee the management of Clear Channel. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel operates.

     Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
     The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Secretary of Clear Channel at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Shareholders should direct such proposals to: Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
The Audit Committee
     The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. Additionally, Audit Committee members Perry J. Lewis and Phyllis B. Riggins have both been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met nine times during 2005. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
Shareholder Communication with the Board
     Shareholders desiring to communicate with the Board should do so by sending regular mail to Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
PROPOSAL 1: ELECTION OF DIRECTORS
     The Board intends to nominate, at the annual meeting of shareholders, the 11 persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “FOR” the election of the 11 nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
NOMINEES FOR DIRECTOR
     The nominees for director are Alan D. Feld, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry.
     Alan D. Feld, age 69, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of CenterPoint Properties Trust and American Beacon Mutual Funds.
     Perry J. Lewis, age 68, is a private investor. From February 2002 to February 2006 he served as an Advisory Director of CRT Capital Group LLC, a trading and investment banking firm. Prior to that Mr. Lewis was Managing Director of Heartland Industrial Partners, a private equity capital firm, for the remainder of the relevant five year period. Mr. Lewis was the Chairman of Broadcasting Partners, Inc. from its inception in 1988 until its merger with Evergreen Media Corporation, and was Chief Executive Officer of Broadcasting Partners, Inc. from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm, which was established in 1982. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time and Evergreen Media Corporation prior to AMFM’s acquisition of Evergreen Media Corporation. Mr. Lewis also serves as a director of Superior Essex, Inc.
     L. Lowry Mays, age 70, is the founder of Clear Channel and currently serves as Chairman of the Board. Prior to October of 2004, he served as Chairman and Chief Executive Officer of Clear Channel and has been a director for the relevant five year period. Mr. Lowry Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Lowry Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the Chief Executive Officer, and the President and Chief Financial Officer of Clear Channel, respectively. Mr. Lowry Mays also serves as a director of Live Nation, Inc.
     Mark P. Mays, age 42, was Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. Mr. Mark Mays has served as a director since May 1998. Mr. Mark Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Randall T. Mays, Clear Channel’s President and Chief Financial Officer. Mr. Mark Mays also serves as a director of Live Nation, Inc.
     Randall T. Mays, age 40, was appointed Executive Vice President and Chief Financial Officer of Clear Channel in February 1997 and was appointed Secretary in April 2003. He was appointed president in February 2006. He has served as a director since April 1999. Mr. Randall Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Mark P. Mays, Clear Channel’s Chief Executive Officer. Mr. Randall Mays also serves as a director of Live Nation, Inc.
     B. J. McCombs, age 78, is a private investor. He has served as a director of Clear Channel for the relevant five year period.
     Phyllis B. Riggins, age 53, has been a Managing Director of Bluffview Capital, LP since May 2003. Prior thereto, she was a Managing Director and Group Head – Media/Telecommunication of Banc of America Securities (and its predecessors) global corporate and investment banking for the remainder of the relevant five year period. Ms. Riggins has served as a director of Clear Channel since December 2002.
     Theodore H. Strauss, age 81, is the Chairman of the Advisory Board for the Dallas Region of the Texas State Bank, a position he has held since 2005. Prior thereto, he was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm for the remainder of the relevant five year period. He has served as a director of Clear Channel since 1984. Mr. Strauss also serves as a director of Sizeler Property Investors, Inc.
     J. C. Watts, Jr., age 48, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.
     John H. Williams, age 72, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.
     John B. Zachry, age 44, has been the Chief Executive Officer of Zachry Construction Corp. since August 2004. Prior to August 2004 he served as President and Chief Operating Officer of Zachry Construction Corp. for the remainder of the relevant five year period. He has served as a director of Clear Channel since his appointment in December 2005.
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

CODE OF BUSINESS CONDUCT AND ETHICS
     Clear Channel adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its chief executive officer, chief financial officer, and chief accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. If Clear Channel makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel’s chief executive officer, chief financial officer or chief accounting officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The table below sets forth information concerning the beneficial ownership of Clear Channel common stock as of March 10, 2006, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on March 10, 2006, there were 512,651,974 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature of		Percent
Name	Beneficial Ownership		of Class
Alan D. Feld	74,228	(1)	*
Perry J. Lewis	189,838	(2)	*
L. Lowry Mays	31,566,109	(3)	6.1%
Mark P. Mays	2,104,945	(4)	*
Randall T. Mays	1,717,625	(5)	*
B. J. McCombs	4,805,903	(6)	.9%
Phyllis B. Riggins	15,675	(7)	*
Theodore H. Strauss	214,664	(8)	*
J.C. Watts	19,658	(9)	*
John H. Williams	61,534	(10)	*
John B. Zachry	—		*
Paul Meyer	21,874		*
John Hogan	370,406	(11)	*
FMR Corp. (12)	77,126,566		15.0%
Capital Research and Management Company (13)	60,257,520		11.8%
Morgan Stanley (14)	37,113,713		7.2%
All Directors and Executive Officers as a Group (17 persons)	41,336,857	(15)	8.0%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 55,274 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(2)	Includes 122,181 shares subject to options held by Mr. Lewis. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(3)	Includes 2,994,525 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 26,801,698 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 1,532,120 shares held by the Mays Family Foundation and 102,874 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(4)	Includes 496,124 shares subject to options held by Mr. M. Mays, 156,252 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd. Also includes 6,570 shares and 1,030 shares, which represent shares in LLM Partners.

(5)	Includes 496,124 shares subject to options held by Mr. R. Mays, 168,228 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 622,575 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd. Also includes 4,380 shares and 1,030 shares, which represent shares in LLM Partners.

(6)	Includes 42,820 shares subject to options held by Mr. McCombs and 4,763,083 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(7)	Includes 4,700 shares subject to options held by Ms. Riggins.

(8)	Includes 55,274 shares subject to options held by Mr. Strauss, 490 shares held by trusts of which Mr. Strauss is the trustee, but not a beneficiary, and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(9)	Includes 12,533 shares subject to options held by Mr. Watts.

(10)	Includes 42,820 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(11)	Includes 264,421 shares subject to options held by Mr. Hogan.

(12)	Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	Address: 333 South Hope Street, Los Angeles, California 90071.

(14)	Address: 1585 Broadway, New York, New York 10036

(15)	Includes 4,730,884 shares subject to options held by such persons, 245,265 shares held by trusts of which such persons are trustees, but not beneficiaries, 26,801,698 shares held by the LLM Partners Ltd, 1,022,293 shares held by the MPM Partners, Ltd., 622,575 shares held by the RTM Partners, Ltd, 4,763,083 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,532,120 shares held by the Mays Family Foundation and 102,874 shares held by the Clear Channel Foundation.
EXECUTIVE COMPENSATION
     Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2005, the executive compensation program consisted of a base salary, a pay-for-performance cash bonus plan, stock options and restricted stock grants based on Clear Channel’s cash flow growth and other objective measures of performance.

Summary Compensation Table
     The Summary Compensation Table shows certain compensation information for the years ended December 31, 2005, 2004 and 2003, for the Chief Executive Officer and each of the five most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the three years ended December 31, 2005 (hereinafter referred to as the “named executive officers”).

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					Awards				Payouts
				Other
				Annual	Restricted
				Compen	Stock				LTIP	All Other
Name And				-sation	Award(s)				Payout	Compen-
Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	($)		Options (#)		($)	sation ($)
Mark Mays	2005	879,107	—	11,911	5,840,060	(3)	355,000	(4)	—	5,250	(5)
CEO (2)	2004	688,469	1,700,000	—	1,113,250	(3)	150,000		—	5,125	(5)
	2003	697,093	1,000,000	—	915,500	(3)	225,000		—	5,000	(5)

L. Lowry Mays	2005	750,944	—	14,889	1,167,560	(6)	505,000		—	5,250	(5)
Chairman	2004	1,009,894	1,700,000	—	1,113,250	(6)	150,000		—	5,125	(5)
	2003	1,012,838	1,000,000	—	915,500	(6)	225,000		—	5,000	(5)

Randall Mays	2005	787,441	—	11,029	5,840,060	(3)	355,000	(4)	—	5,250	(5)
President and CFO (7)	2004	688,293	1,700,000	—	1,113,250	(3)	150,000		—	5,125	(5)
	2003	692,617	1,000,000	—	915,500	(3)	225,000		—	5,000	(5)

Paul Meyer	2005	566,742	920,000	—	377,040	(8)	365,000	(4)	—	5,250	(5)
President and CEO —	2004	465,686	342,000	—	—		65,000		—	5,125	(5)
Clear Channel Outdoor	2003	403,992	420,000	—	—		40,000		—	5,000	(5)

John Hogan	2005	596,733	—	—	2,336,250	(9)	100,000		—	5,250	(5)
President and CEO —	2004	548,884	50,000	—	—		135,000		—	5,125	(5)
Clear Channel Radio	2003	530,824	15,000	—	—		85,000		—	5,000	(5)

Roger Parry* (10)	2005	818,641	444,949	—	125,680	(8)	20,000	(11)	—	269,992	(12)
	2004	785,355	598,719	—	—		35,000		—	214,502	(12)
	2003	680,493	54,472	—	—		35,000		—	195,234	(12)

*	Mr. Parry resigned his position as Chief Executive Officer of Clear Channel International on May 27, 2005 and remains a non-executive level employee with us.

(1)	As a result of our high public profile and due in part to threats against Clear Channel, its operations and management, our Board has engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, management and our Board implemented numerous security measures for our operations and employees, including a general security program covering selected senior executives. We believe the costs associated with the security measures mentioned above are legitimate business expenses and are not maintained as perquisites or otherwise for the personal benefit of such executives.

For security purposes and at the direction of the Board, Messrs. L. Mays, M. Mays and R. Mays utilize a Clear Channel plane for all business and personal air travel. In addition, Mr. L. Mays is provided with personal protection services at his residence and on other appropriate occasions. Because these costs are incurred as a result of business-related concerns and are not perquisites maintained for the benefit of Messrs. L. Mays, M. Mays or R. Mays, Clear Channel has not included such costs in the Other Annual Compensation column of the Summary Compensation Table.

Nonetheless, in the interest of transparency, the incremental cost to us for personal use of Clear Channel’s aircraft by Messrs. L. Mays, M. Mays and R. Mays in 2005 was $36,293, $42,660, and $39,332, respectively.

(2)	Mr. M. Mays was our President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006.

(3)	Grants of 150,000 and 34,000 shares of restricted stock were awarded on December 22, 2005 and February 16, 2005, respectively. The grants authorized in December 2005 were made in lieu of option grants that would otherwise have been made in 2006. Grants of 25,000 shares of restricted stock were awarded on both February 19, 2004 and February 19, 2003. The aggregate 234,000 shares of restricted stock had a fair market value of $7,359,300 as of December 31, 2005. The restriction will lapse and the shares will vest on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(4)	Included in Mr. M. Mays and Mr. R. Mays 355,000 options granted during 2005 are 100,000 options to purchase shares of Class A common stock of Clear Channel Outdoor Holdings, Inc. All 365,000 options granted to Mr. Meyer in 2005 are options to purchase shares of Class A common stock of Clear Channel Outdoor Holdings, Inc.

(5)	Represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(6)	A grant of 34,000 shares of restricted stock was awarded on February 16, 2005. Grants of 25,000 shares of restricted stock were awarded on both February 19, 2004 and February 19, 2003. The aggregate 84,000 shares of restricted stock had a fair market value of $2,641,800 as of December 31, 2005. The restriction will lapse and the shares will vest on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(7)	Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997 and was appointed as our Secretary in April 2003. He was appointed our President in February 2006.

(8)	Grants of 12,000 and 4,000 shares of restricted stock were awarded to Mr. Meyer and Mr. Parry, respectively, on January 12, 2005. The aggregate shares of restricted stock had a fair market value of $377,400 and $125,800, respectively as of December 31, 2005. The restriction will lapse and 25% of the shares will vest on the third and fourth anniversary of the date of the grant, with the remaining 50% of the shares vesting on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(9)	A grant of 75,000 shares of restricted stock was awarded on December 22, 2005. The aggregate shares of restricted stock had a fair market value of $2,358,750 as of December 31, 2005. The restriction will lapse and 25% of the shares will vest on the third and fourth anniversary of the date of the grant, with the remaining 50% of the shares vesting on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(10)	Mr. Parry is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average exchange rate from each applicable year.

(11)	As a result of the November 11, 2005 IPO of approximately 10% of Clear Channel’s outdoor advertising division, the 20,000 options to purchase shares of stock granted to Mr. Parry in 2005 were converted to 35,133 options to purchase shares of Class A common stock of Clear Channel Outdoor Holdings, Inc.

(12)	Includes $68,221, $62,902 and $84,065 in contracted payments to Mr. Parry in lieu of a company automobile for 2005, 2004 and 2003, respectively. Also includes $4,549, $9,334 and $4,090 in contracted payments to Mr. Parry in lieu of medical benefit for 2005, 2004 and 2003, respectively. Also includes $197,222, $142,266 and $107,079 in contributions paid by Clear Channel to Mr. Parry’s pension plans for 2005, 2004 and 2003, respectively.

Stock Option Grant Table
     The following table sets forth certain information concerning stock options to purchase shares of Clear Channel’s common stock granted to the named executive officers during the year ended December 31, 2005.

			Percent of
			Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise or			Grant Date
	Options		in Fiscal	Base Price		Expiration	Present
Name	Granted (#)		Year	($/share)		Date	Value ($) (1)
Mark Mays	210,000	(2)	2.9%	31.42	(2)	1/12/15	1,967,700
Mark Mays	45,000	(3)	.6%	34.34	(3)	2/16/15	469,800
L. Lowry Mays	210,000	(2)	2.9%	31.42	(2)	1/12/15	1,598,100
L. Lowry Mays	45,000	(3)	.6%	34.34	(3)	2/16/15	380,700
L. Lowry Mays	250,000		3.4%	31.72		12/22/15	1,812,500
Randall Mays	210,000	(2)	2.9%	31.42	(2)	1/12/15	1,967,700
Randall Mays	45,000	(3)	.6%	34.34	(3)	2/16/15	469,800
Paul Meyer	—		—	—		—	—
John Hogan	100,000	(4)	1.4%	31.42	(4)	1/12/12	808,750
Roger Parry	20,000	(5)	.3%	31.42	(5)	1/12/12	161,750

(1)	Present value for this option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from 3.76% to 4.33%, a dividend yield ranging from 1.46% to 2.36%, an expected volatility factor of 25% and the expected life ranging from 5 years to 7.5 years. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because Clear Channel’s employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all shareholders commensurately.

(2)	As a result of the December 21, 2005 spin-off of Clear Channel’s entertainment division, the 210,000 options granted on January 12, 2005 at the exercise price of $31.42 per share were subsequently adjusted to 217,684 options at an exercise price of $30.3107 per share. This adjustment was pursuant to the recapitalization provision of the stock option plan and was determined using an intrinsic value method.

(3)	As a result of the December 21, 2005 spin-off of Clear Channel’s entertainment division, the 45,000 options granted on February 16, 2005 at the exercise price of $34.34 per share were subsequently adjusted to 47,001 options at an exercise price of $32.8777 per share. This adjustment was pursuant to the recapitalization provision of the stock option plan and was determined using an intrinsic value method.

(4)	As a result of the December 21, 2005 spin-off of Clear Channel’s entertainment division, the 100,000 options granted on January 12, 2005 at the exercise price of $31.42 per share were subsequently adjusted to 103,659 options at an exercise price of $30.3107 per share. This adjustment was pursuant to the recapitalization provision of the stock option plan and was determined using an intrinsic value method.

(5)	As a result of the November 11, 2005 IPO of approximately 10% of Clear Channel’s outdoor advertising division, the 20,000 options to purchase shares of stock at an exercise price of $31.42 granted to Mr. Parry in 2005 were converted to 35,133 options to purchase shares of Class A common stock of Clear Channel Outdoor Holdings, Inc. at an exercise price of $17.8861.

     The following table sets forth certain information concerning stock options to purchase shares of Class A common stock of Clear Channel Outdoor Holdings, Inc. granted to the named executive officers during the year ended December 31, 2005.

Percent of
Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted (#)	Year	($/share)	Date	Value ($) (1)
Mark Mays	100,000	4%	18.00	11/11/15	744,000
L. Lowry Mays	—	—	—	—	—
Randall Mays	100,000	4%	18.00	11/11/15	744,000
Paul Meyer	365,000	15%	18.00	11/11/12	2,294,025
John Hogan	—	—	—	—	—
Roger Parry	—	—	—	—	—

(1)	Present value for this option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from 4.51% to 4.58%, a dividend yield of 0%, an expected volatility factor of 27% and the expected life ranging from 5 years to 7.5 years. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because Clear Channel’s employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel Outdoor Holdings, Inc. stock. Such an increase in stock price would benefit all shareholders commensurately.
Stock Option Exercises and Holding Table
     The following table sets forth certain information regarding stock options to purchase shares of Clear Channel’s common stock exercised by the named executive officers during the year ended December 31, 2005, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2005. Also reported are the values of “in the money” options which represent the positive spread between the exercise price of any existing stock options and Clear Channel’s common stock price as of December 31, 2005.

			Number of Securities	Value of Unexercised In-the-
	Shares		Underlying Unexercised	Money Options at Fiscal Year
	Acquired on		Options at Fiscal Year End	End
	Exercise		(#)	($)
Name	(#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Mark Mays	—	—	313,341 / 1,021,928	-0- / 248,007
L. Lowry Mays	—	—	3,118,916 / -0-	4,057,641 / -0-
Randall Mays	—	—	313,341 / 1,021,928	-0- / 248,007
Paul Meyer (2)	—	—	-0- / -0-	-0- / -0-
John Hogan	—	—	227,170 / 314,770	-0- / 393,145
Roger Parry (2)	—	—	-0- / -0-	-0- / -0-

(1)	All options that remained outstanding after the spin-off of Clear Channel’s entertainment division were adjusted pursuant to the recapitalization terms of the option plans. The adjustment was determined using an intrinsic value method. The amounts shown as of December 31, 2005 have been adjusted accordingly.

(2)	As a result of the November 11, 2005 IPO of approximately 10% of Clear Channel’s outdoor advertising division, all of Mr. Meyer’s and Mr. Parry’s options to purchase shares of Clear Channel’s common stock were converted to options to purchase shares of Clear Channel Outdoor Holdings, Inc.’s Class A common stock.

     The following table sets forth certain information regarding stock options to purchase shares of Class A common stock of Clear Channel Outdoor Holding, Inc. exercised by the named executive officers during the year ended December 31, 2005, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options to purchase shares of Class A common stock of Clear Channel Outdoor Holding, Inc. as of December 31, 2005. Also reported are the values of “in the money” options which represent the positive spread between the exercise price of any existing stock options and the Clear Channel Outdoor Holding, Inc. Class A common stock price as of December 31, 2005.

			Number of Securities	Value of Unexercised In-the-
	Shares		Underlying Unexercised	Money Options at Fiscal Year
	Acquired on		Options at Fiscal Year End	End
	Exercise	Value	(#)	($)
Name	(#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)
Mark Mays	—	—	-0- / 100,000	-0- / 205,000
L. Lowry Mays	—	—	-0- / -0-	-0- / -0-
Randall Mays	—	—	-0- / 100,000	-0- / 205,000
Paul Meyer (1)	—	—	276,673 / 501,141	-0- / 748,250
John Hogan	—	—	-0- / -0-	-0- / -0-
Roger Parry (1)	—	—	259,117 / 111,988	-0- / 76,024

(1)	As a result of the November 11, 2005 IPO of approximately 10% of Clear Channel’s outdoor advertising division, all of Mr. Meyer’s and Mr. Parry’s options to purchase Clear Channel Communications, Inc. were converted to options to purchase Clear Channel Outdoor Holdings, Inc.’s Class A common stock.
Equity Compensation Plans
     The following table summarizes information, as of December 31, 2005, relating to Clear Channel’s equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise price of	exercise price of	plans (excluding
	outstanding options,	outstanding warrants	securities reflected in
Plan category	warrants and rights	and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	24,008,821	$41.7124	32,752,567
Equity compensation plans not approved by security holders (2)	10,253	$30.1435	1,533,222

Total (3)	24,019,074	$41.7075	34,285,789

(1)	These plans are the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. 1998 Incentive Stock Option Plan and Clear Channel Communications, Inc. 2001 Incentive Stock Option Plan.

(2)	The sole equity compensation plan not submitted to the shareholders for approval is the Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan. The Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan is included with the exhibits to Clear Channel’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002.

(3)	Does not include option to purchase an aggregate of 18,663,528 shares, at a weighted average exercise price of $40.8688, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

Employment Agreements
     On March 10, 2005, Clear Channel entered into amended and restated employment agreements with its three senior executives, L. Lowry Mays (Chairman), Mark Mays (Chief Executive Officer) and Randall Mays (President and Chief Financial Officer). These agreements amended and restated existing employment agreements dated October 1, 1999 between Clear Channel and the three executives. Each amended and restated agreement has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chairman, Chief Executive Officer, and President and Chief Financial Officer provide for base minimum salaries of $350,000, $350,000 and $325,000, respectively, and for minimum option grants to acquire 50,000 shares of Clear Channel common stock; provided, however, that the annual option grant will not be smaller than the option grant in the preceding year unless waived by the executive. Each option will be exercisable at fair market value at the date of grant for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee will determine the schedule upon which the options will vest and become exercisable.
     Each of these executive employment agreements provides for severance and change-in-control payments in the event that Clear Channel terminates an executive’s employment without “Cause” or if the executive terminates for “Good Reason.” “Cause” is narrowly defined, and any determination of “Cause” is subject to a supermajority vote of the independent members of Clear Channel’s independent directors. “Good Reason” includes defined change-in-control transactions involving Clear Channel, Clear Channel’s election not to automatically extend the term of the employment agreement, a diminution in the executive’s pay, duties or title or, (1) in the case of the Chief Executive Officer, at any time that the office of Chairman is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays; or (2) in the case of the President and Chief Financial Officer, at any time that either of the offices of Chairman or Chief Executive Officer is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays. If an executive is terminated by Clear Channel without “Cause” or the executive resigns for “Good Reason” then that executive will receive a lump-sum cash payment equal to the base salary and bonus that otherwise would have been paid for the remainder of the term of the agreement (using the highest bonus paid to executive in the three years preceding the termination but not less than $1,000,000 bonus for the Chief Executive Officer or the President and Chief Financial Officer, and $3,000,000 bonus for the Chairman), continuation of benefits, immediate vesting on the date of termination of all stock options held by the executive on the date of termination, and either: (i) an option to acquire 1,000,000 shares of Clear Channel’s common stock at fair market value as of the date of termination that is fully vested and exercisable for a period of ten years, or (ii) a grant of a number of shares of Clear Channel’s common stock equal to: (a) 1,000,000, divided by (b) the number computed by dividing: (x) the last reported sale price of Clear Channel’s common stock on the NYSE at the close of the trading day immediately preceding the date of termination of executive’s employment, by (y) the value of the stock option described in clause (i) above as determined by Clear Channel in accordance with generally accepted accounting principles. Certain tax gross up payments would also be due on such amounts. In the event the executive’s employment is terminated without “Cause” or for “Good Reason,” the employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following such termination.
     On August 5, 2005, Clear Channel Outdoor Holdings, Inc., a subsidiary of Clear Channel, entered into an employment agreement with Paul J. Meyer, which replaced the existing employment agreement by and between Mr. Meyer and the Company. The initial term of the new agreement ends on the third anniversary of the date of the agreement; the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless one party gives the other one year’s notice of expiration at or prior to the second anniversary of the date of the agreement. The contract calls for Mr. Meyer to be the President and Chief Operating Officer of Clear Channel Outdoor Holdings, Inc. for a base salary of $600,000 in the first year of the agreement; $625,000 in the second year of the agreement; and $650,000 in the third year of the agreement, subject to additional annual raises thereafter in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the board of directors and the compensation committee of Clear Channel Outdoor Holdings, Inc.

     Mr. Meyer may terminate his employment at any time after the second anniversary of the date of the agreement upon one year’s written notice. Clear Channel Outdoor Holdings, Inc. may terminate Mr. Meyer without “Cause” after the second anniversary of the date of the agreement upon one year’s written notice. “Cause” is narrowly defined in the agreement. If Mr. Meyer is terminated without “Cause,” he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with Clear Channel Outdoor Holdings, Inc. for one year after he leaves Clear Channel Outdoor Holdings, Inc. and he is prohibited from soliciting Clear Channel Outdoor Holdings, Inc. employees for employment for 12 months after termination regardless of the reason for termination of employment.
     Effective February 1, 2004, Clear Channel Broadcasting, Inc. (“CCB”), a subsidiary of Clear Channel, entered into an employment agreement with John Hogan as President and Chief Executive Officer, Clear Channel Radio. The initial term of the agreement ended on January 31, 2006, but now automatically renews for successive one-day terms until terminated by either party.
     The agreement provides that CCB will pay Mr. Hogan an annual base salary of $550,000 for the period from February 1, 2004 through January 31, 2005; and $600,000 for the period from February 1, 2005 through January 31, 2006. Mr. Hogan will be eligible for additional annual raises after January 31, 2006 commensurate with company policy. No later than March 31 of each calendar year during the term, Mr. Hogan will be eligible to receive a performance bonus. The agreement also provided that Mr. Hogan receive a one-time grant of 50,000 options to purchase Clear Channel stock. Any future stock option grants will be granted based upon the performance of Mr. Hogan, which will be assessed in the sole discretion of CCB and the Compensation Committee of the Board. Mr. Hogan will also be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
     Since Mr. Hogan’s contract renews daily for successive one-day terms, Mr. Hogan’s employment may now be terminated by either CCB or Mr. Hogan at any time. If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, CCB will: (1) pay Mr. Hogan his base salary for one year; and (2) pay Mr. Hogan any payments to which he may be entitled under any applicable employee benefit plan; and (3) pay Mr. Hogan $1,600,000.00 over 3 years commencing on the effective date of the termination and in accordance with CCB’s standard payroll practices as consideration for certain non-compete obligations. “Cause” is narrowly defined in the agreement. If Mr. Hogan terminates his own employment for any reason, CCB will pay Mr. Hogan his then current base salary for one year. Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment.
     Effective May 27, 2005, Roger Parry and Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of Clear Channel, entered into a letter agreement pursuant to which Mr. Parry resigned his position as Chief Executive Officer of Clear Channel International. From June 1, 2005 through May 31, 2006, CCO agreed to pay Mr. Parry a base salary of Pound Sterling 37,493.75 per month, and a car allowance of Pound Sterling 3,124.50 per month. In addition, Mr. Parry is eligible to receive a performance based bonus. From June 1, 2005 through May 31, 2006, Mr. Parry will continue to have the right to participate in employee benefit plans as in effect on the effective date of the letter agreement. Beginning on June 1, 2006 through May 31, 2009, Mr. Parry will continue to be employed by CCO as a non-executive level employee at a salary of Pound Sterling 2,000.00 per month. After May 31, 2006, Mr. Parry will no longer be eligible to receive bonus compensation. Mr. Parry agreed to certain non-competition covenants during the term of the letter agreement.

REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE
     The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report or the performance graphs by reference therein.
     The Compensation Committee of the Board of Directors and the Committee’s Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal year 2005.
Overall Policy
     The financial success of Clear Channel is linked to the ability of its executive and other officers to direct Clear Channel’s current operations, to assess the advantages of potential acquisitions, and to realign the operations of acquired entities with the operating policies of Clear Channel. The fundamental objective of Clear Channel’s compensation strategy is to attract, retain and motivate top quality executive and other officers through compensation and incentives which align the interests of Clear Channel’s officers and senior management with the interests of Clear Channel’s shareholders.
     Clear Channel believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. For fiscal year 2005, the executive compensation program consisted of a base salary, a pay-for-performance cash bonus plan, stock options and restricted stock awards. The annual pay-for-performance criteria are based on Clear Channel’s year-over-year improvements in financial results using a combination of metrics including earnings per share, free cash flow per share and operating income before depreciation, amortization and non-cash compensation expense.
     The Compensation Committee and the Executive Performance Subcommittee believe that this four-component approach best serves the interests of Clear Channel and its shareholders. It enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring that officers and senior managers are compensated in a way that advances the interests of all shareholders. Under this approach, compensation of these officers and senior managers involves a high proportion of pay that is “at risk”, namely, the annual pay-for-performance cash bonus, stock options and restricted stock awards. The annual pay-for-performance cash bonus is also based entirely on Clear Channel’s financial performance relative to goals established at the start of the fiscal year. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel’s shareholders.
     The compensation of Clear Channel’s Chairman, Chief Executive Officer and President and Chief Financial Officer is based on the performance of Clear Channel as a whole. The compensation of Clear Channel’s President and Chief Executive Officer of Radio, its President and Chief Executive Officer of Television and its President of International Radio are compensated based on the performance of their respective operating divisions. The President and Chief Operating Officer of Clear Channel Outdoor Holdings, Inc., a non-wholly owned publicly traded subsidiary of the Company, has been identified by the Board of Directors of the Company as an executive officer of the Company, but in the future his compensation shall be determined by the compensation committee of the board of directors of Clear Channel Outdoor Holdings, Inc.
     In carrying out its responsibilities, as in prior years, for 2005 the Compensation Committee engaged a leading national executive compensation consulting firm to develop and provide market pay data to better evaluate the appropriateness and competitiveness of overall compensation paid to Clear Channel’s executive officers. In 2005 we also utilized that firm’s services to study and advise Executive Management, the Board and the Compensation Committee regarding the development of an equity incentive grant initiative to a multi-divisional population of Clear Channel employees and executive officers in recognition of the successful completion of the realignment of Clear Channel’s businesses. For setting 2005 salary and performance objectives the compensation consultant developed market pay data from proxy statements and other sources, when available, of leading media companies (“Media Peers”) identified as key competitors for business and/or executive talent and from a group of general industry companies (“General Industry Peers”) selected on the basis of criteria that were deemed to be comparable with Clear Channel in terms of market capitalization, exchange traded, scope of operations, revenue, free cash flow, total assets, total capital and number of employees.

     The consultant provided the Compensation Committee with market pay data for base salary, bonus, total cash compensation, long-term incentives, and total direct compensation for Media Peers and General Industry Peers. Market pay data was provided at the 25th, 50th and 75th percentiles of peer pay levels. Based on the Compensation Committee’s assessments of peer pay levels and of each executive officer’s skills, performance and contributions, the Committee determined that overall compensation paid to its executive officers was competitively positioned (within the 25th and 50th percentiles) compared to Media Peers and was appropriate in comparison to general industry pay practices, performance considerations, and Clear Channel’s desire to motivate and retain its executive officers.
Compensation
     Base Salary
     Base salaries of executive officers are set at levels comparable to salaries paid by companies in similar industries in which Clear Channel operates. The salaries of all executive officers are determined through mutual negotiations between the executive and the Compensation Committee. We may enter into employment agreements with executive officers in which case Clear Channel is required to compensate those executive officers in accordance with their employment agreements. Clear Channel currently has employment agreements with its Chairman, its Chief Executive Officer, its President and Chief Financial Officer and its President and Chief Executive Officer of Clear Channel Radio. In addition, Clear Channel Outdoor Holdings, Inc. currently has an employment agreement with its President and Chief Operating Officer which, when executed, was approved by the Compensation Committee. In the future, the compensation of the President and Chief Operation Officer of Clear Channel Outdoor Holdings, Inc. will be determined by the compensation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. The Compensation Committee and the independent members of the Board of Directors believe that employment agreements with key executives are in the best interests of Clear Channel to assure continuity of management.
     Bonus Plans
     In fiscal year 2005, executive officers of Clear Channel participated in Clear Channel’s 2005 Annual Incentive Plan. This plan was administered by the Executive Performance Subcommittee and provided for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. The budgeted goals established for fiscal year 2005 were based upon the executives achieving certain goals, including an increase in cash flow per share over the prior year and other objective measures of performance. Performance goals for each executive officer were set pursuant to an extensive annual operating plan developed in February 2005 by the Chief Executive Officer, Mark P. Mays, in consultation with the Chief Financial Officer and other senior executive officers, including the principal executive officers of Clear Channel’s various operating divisions. The Chief Executive Officer, Mark P. Mays, made recommendations as to the compensation levels and performance goals of Clear Channel’s executive officers to the Compensation Committee for its review, consideration and approval.
     In addition, for fiscal year 2005, the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives, because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.
     For fiscal year 2005, the Subcommittee established overall Company performance targets for each participating executive officer, including the Chairman, Chief Executive Officer and President and Chief Financial Officer based upon the achievement of specified levels of growth in earnings per share for Clear Channel. The performance goals for the participating executive officers (the principal executive officers of Clear Channel’s main operating divisions: Domestic Radio, International Radio, Television, Domestic Outdoor, International Outdoor and Entertainment) included a component attributable to growth in cash flow of their respective operating division, and also a component attributable to growth in cash flow for Clear Channel as a whole. After the end of the fiscal year, the Subcommittee confirmed that the 2005 targets had only been achieved by the Domestic Outdoor and International Outdoor operating divisions and, accordingly, annual bonuses were only paid to Paul Meyer and Roger Parry under the plan.
     Stock Options
     Stock option grants to executive officers of Clear Channel were determined based in part on the achievement of the performance goals described previously in this report. All decisions to grant stock options are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.
     The employment agreements with the Chairman, Chief Executive Officer and the President and Chief Financial Officer contemplate the award of annual option grants to acquire not less than 50,000 shares of Clear Channel common stock.
     Restricted Stock Awards
     Restricted stock awards to key executives of Clear Channel were determined based in part on the achievement of certain performance goals as discussed previously in this report. All decisions to award restricted stock are in the sole discretion of the Compensation Committee and the Executive Performance Subcommittee, as applicable.
     The Committee intends to review contractual employment and compensation arrangements annually, including base salary and annual and long term incentive compensation to be assured that its key elements reflects objective of aligning the interests of Clear Channel’s officers with those of its shareholders.
Chief Executive Officer Compensation
     The Clear Channel Compensation Committee and the Executive Performance Subcommittee established the Chief Executive Officer’s performance goals and determined the amount of his incentive bonus. The position of Chief Executive Officer for Clear Channel has been held by Mark Mays since October 20, 2004, when he was elected by the Board of Directors as President and Chief Executive Officer of Clear Channel. In February 2006 Mr. Mark Mays relinquished the office of President.
     Clear Channel entered into a seven-year employment agreement with Mark Mays, to serve as President and Chief Operating Officer, effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $350,000. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from Mark Mays. The employment agreement contemplates that Mark Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 50,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates Mark Mays’ employment without “Cause” or if Mark Mays terminates for “Good Reason.” On March 10, 2005, Clear Channel entered into an amended and restated employment agreement Mark Mays, which amended and restated the existing employment agreement dated October 1, 1999. The changes to the original employment agreement reflect the fact that Mark Mays serves as Clear Channel’s President and Chief Executive Officer and that the offices of Chairman and Chief Executive Officer are no longer combined. The amended and restated employment agreement for Mark Mays also eliminated provisions in his original employment agreement that provided for the doubling of a lump sum cash severance payment to be paid in the event that his employment was terminated under certain circumstances. In addition, changes to his employment agreement provide Mark Mays with the choice of receiving a number of shares of Clear Channel common stock based on a formula as part of a severance package in lieu of a stock option grant in cases where Mark Mays is terminated by Clear Channel without cause or he resigns for good reason.

     At the end of 2005, the annual salary of Mark Mays, Clear Channel’s Chief Executive Officer, was $895,000 pursuant to his employment contract with Clear Channel. For his performance as President and Chief Executive Officer in 2004 and pursuant to performance goals established in 2004 by the Executive Performance Subcommittee, in January 2005 and February 2005, Mark Mays was granted, under Clear Channel’s 2005 Annual Incentive Plan, 34,000 shares of restricted stock and options for the purchase of 255,000 shares of Clear Channel common stock. As a result of the December 21, 2005 spin-off of Clear Channel’s entertainment division and pursuant to the recapitalization provision of the stock option agreement, these grants were subsequently adjusted pursuant to an intrinsic value method to 264,685 options. In addition, Mark Mays was awarded 150,000 shares of restricted stock in December 2005 as part of a equity incentive grant initiative to a multi-divisional population of Clear Channel employees, in recognition of the successful completion of the strategic realignment of Clear Channel businesses. Mr. Mays also received a grant of options to purchase 100,000 shares of Clear Channel Outdoor Holdings common stock in recognition of his performance in successfully completing the IPO of approximately 10% of Clear Channel’s outdoor advertising division.
     The Compensation Committee and Executive Performance Subcommittee utilized information gathered from an independent executive compensation consulting firm in determining the overall compensation package for the Clear Channel Chief Executive Officer. The amount of salary paid to Mark Mays for performance as Chief Executive Officer during fiscal year 2005 was made in accordance with the terms of his employment agreement as described above and in accordance with performance-based criteria discussed previously in this report.
Policy on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)).
     At the 2005 annual Clear Channel shareholder meeting, the shareholders approved an annual incentive plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The Clear Channel Compensation Committee intends to utilize available tax deductions whenever appropriate and consistent with its compensation philosophy. However, the Committee may from time to time approve elements of compensation for certain officers that may not be fully deductible.

Respectfully submitted,

THE COMPENSATION COMMITTEE John Williams, J.C. Watts and B.J. McCombs

THE EXECUTIVE PERFORMANCE SUBCOMMITTEE John Williams and J.C. Watts

STOCK PERFORMANCE GRAPH
(Indexed yearly Stock Price Close)
      The following charts demonstrate a five- year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, a Radio Index, the S&P Consumer Discretionary Index, and the S&P 500 Composite Index as well as a ten-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, the S&P Consumer Discretionary Index, and the S&P 500 Composite Index

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Clear Channel	1,000	1,051	770	971	704	705
Radio Index*	1,000	1,929	1,667	2,268	1,703	1,264
S&P Consumer Discretionary Index	1,000	1,028	784	1,076	1,218	1,140
S&P 500 Index	1,000	882	688	883	978	1,025

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Clear Channel	1,000	1,637	3,600	4,940	8,090	4,390	4,614	3,380	4,263	3,089	3,092
S&P Consumer
Discretionary
Index	1,000	1,124	1,507	2,123	2,655	2,126	2,185	1,666	2,286	2,587	2,422
S&P 500 Index	1,000	1,227	1,633	2,096	2,534	2,305	2,032	1,586	2,036	2,255	2,364

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2005, except that Mr. Strauss was late in filing one transaction which was an open market sale of shares and Mr. Meyer was late in filing the transactions in connection with the Initial Public Offering of Clear Channel Outdoor Holdings, Inc. related to the conversion of his Clear Channel options to Clear Channel Outdoor options.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee during fiscal 2005 or as of the date of this proxy statement is or has been an officer or employee of Clear Channel. Mr. B. J. McCombs serves on Clear Channel’s Compensation Committee. Clear Channel leases certain office space in San Antonio, Texas, from the children of L. Lowry Mays and a limited partnership owned and controlled by the children of B. J. McCombs. This lease had 2005 monthly rentals of $13,271 and expired on December 31, 2005. The lease was renewed on January 1, 2006 with current monthly rentals of $16,908. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $562,182 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2005. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.
CERTAIN TRANSACTIONS
     Kathryn Mays Johnson, daughter of L. Lowry Mays and sister of Mark Mays and Randall Mays, earned $63,571 during 2005 for her services to Clear Channel as its Senior Vice President, Corporate Relations.
     In May 1977, Clear Channel and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.

AUDIT COMMITTEE REPORT
     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.
     The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel.
     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
     Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.
     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met eight times during the year ended December 31, 2005. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.
     During the course of 2005, management completed the documentation, testing and evaluation of Clear Channel’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
     In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
     With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Perry Lewis — Chairman,
Phyllis B. Riggins, Theodore Strauss
and John Williams
AUDITOR FEES
Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2005 and 2004:

	Fees Paid During Year Ended
	December 31,
(In thousands)	2005		2004
Annual audit fees (1)	$11,797	(5)	$8,260
Audit-related fees (2)	—		138
Tax fees (3)	2,830		2,182
All other fees (4)	—		—

Total fees for services	$14,627		$10,580

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulation.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews and include fees of $140,000 in 2004 related to engagements for which fees were based in part on findings. This engagement was completed in 2003 and fees were paid prior to May 21, 2004. Of the $2.8 million and the $2.2 million tax fees for 2005 and 2004, respectively, $.2 million and $.2 million were related to tax compliance services.

(4)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.

(5)	2005 annual audit fees include $4.0 million of audit fees related to the spin-off of the Company’s entertainment division and the IPO of approximately 10% of the Company’s outdoor advertising division.
     Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.
     The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS
     Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2006.
     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit committee may terminate the appointment of Ernst & Young as independent auditors without shareholder approval whenever the Audit Committee deems termination necessary or appropriate.
     The affirmative vote of the holders of a majority of Clear Channel’s outstanding common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of independent auditors. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.
SHAREHOLDER PROPOSALS
     The Company has been notified that two shareholders intend to present proposals for consideration at the annual meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were submitted to us. We do not necessarily agree with all the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to refute all the statements we disagree with. The address and stock ownership of each of the proponents will be furnished by the Company’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.
     The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on these proposals will be required for approval of each of these proposals. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes will not be considered entitled to vote on these proposals and therefore will not be counted in determining the number of shares necessary for approval.
PROPOSAL 3: SHAREHOLDER PROPOSAL
CORPORATE POLITICAL CONTRIBUTIONS
The following proposal has been submitted for a vote by the shareholders at the meeting:
     Resolved, that the shareholders of Clear Channel Communications, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:
a. An accounting of the Company’s funds contributed to any of the persons or organizations described above;
b. Identification of the person or persons in the Company who participated in making the decisions to contribute.
c. The internal guidelines or policies, if any, governing the Company’s political contributions.
This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.
Supporting Statements
As long-term shareholders of Clear Channel Communications, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.
Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003 — 04, the last fully reported election cycle, Clear Channel contributed as least $8200 in national contributions.
(The Center for Public Integrity, http://www.publicintegrity.org/527/db.aspx?act=main).
The company also gave at least $650,000 to initiatives in California in the 2004 election cycle.
(California Secretary of State, http://cal-access.ss.ca.gov/Campaign/Committees/Detail.aspx?id=1010975&session=2003&view=contributions)
Relying only on the limited data available for the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the company is necessary for the company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also know as 527s.
Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.
STATEMENT OF THE COMPANY’S BOARD OF DIRECTORS AND MANAGEMENT
IN OPPOSITION TO THE PROPOSAL.
     The Company’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
     The Board of Directors and management of the Company are committed to adhering to the highest standards of ethics and transparency and compliance with all laws and regulations related to political contributions. As required by law, the Company reports its political contributions to appropriate federal and state election commissions. This information is freely available through these commissions and other publicly accessible means. The Company’s Code of Business Conduct and Ethics, which is posted on the Company’s website at www.clearchannel.com, states the Company’s policy regarding political contributions. Corporate political contributions are determined by Company management responsible for the Company’s government affairs. The Board of Directors believes that all political contributions made by the Company help support the Company’s businesses and are in the best interest of the Company and its shareholders. Accordingly, the Board of Directors and management of the Company believe that the information required to be disclosed under the proposal is duplicative of information already available to the Company’s stockholders and the public and would cause the Company to incur additional and unnecessary expense. Therefore, the Board of Directors and management of the Company unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
PROPOSAL 4: SHAREHOLDER PROPOSAL
COMPENSATION COMMITTEE INDEPENDENCE
WHEREAS, we believe the primary role of the Compensation Committee (the “Committee”) is structuring executive pay and evaluating executive performance. Critical to performing these functions is setting compensation policies and evaluating them annually; setting justifiable performance criteria and challenging performance benchmarks; retaining experts when needed to assist with the process and substance of the Committee’s work; and ensuring full and accurate disclosure of the scope of compensation;
NOW THEREFORE, BE IT RESOLVED, the shareholders request the board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.
BE IT FURTHER RESOLVED, for the purpose of this proposal an independent director is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:

(1) is not or has not been, or whose relative is or in the past 5 years has not been, employed by the corporation or employed by, or a director of, an affiliate; and
(2) complies with Sections (b) — (h) of the Council of Institutional Investors Definition of Director Independence as found on its website at: http://www.cii.org/policies/ind_dir_defn.htm
STATEMENT OF THE COMPANY’S BOARD OF DIRECTORS AND MANAGEMENT
IN OPPOSITION TO THIS PROPOSAL
     The Company’s Board of Directors and management unanimously recommend that you vote “AGAINST” this proposal for the following reasons:
     The Board of Directors and management of the Company recognize the importance of having a compensation committee composed of members who are free to exercise independent judgment in making executive compensation decisions. Members of the Company’s Compensation Committee already meet the independence criteria set forth in the rules established by the New York Stock Exchange (NYSE) as well as the Company’s own independence standards established by the Board of Directors as part of the Company’s Corporate Governance Guidelines.
     The selection criteria referenced in the proposal would place restrictions on membership in the Company’s Compensation Committee that go beyond the limitations established by the existing NYSE rules and the independence standards adopted by the Board of Directors. The independence criteria established by the NYSE are the result of extensive research, input and analysis and have been adopted by the vast majority of NYSE-listed companies. The Board of Directors and management believe that the existing independence requirements adequately foster the exercise of independent judgment by members of the Company’s Compensation Committee in making executive compensation decisions. Since the members of the Company’s Compensation Committee already meet these existing independence requirements, the Board of Directors and management believe that the proposal would only serve to add unnecessary restrictions without providing any significant additional benefits.
     To have an effective Board of Directors, the Company must recruit individuals with a variety of talents, experience, knowledge and professional skills. Once the Company has selected the most suitable candidates from this limited pool of people, the Board of Directors must appoint members to several committees, including the Compensation Committee. While the members of the Compensation Committee must be free to exercise independent judgment in making executive compensation decisions, they must also have the background and business expertise necessary to address compensation issues and analyze executive performance on an informed basis. By setting standards that are different from those required by the NYSE, the Board of Directors and management believe that the proposal would make it more difficult to recruit and retain directors to serve as members of the Compensation Committee who have sufficient knowledge about the Company’s businesses and the industry in which it operates to make informed decisions and realistic assessments of the performance of its executives.
     In summary, the Board of Directors and management believe that the proposal is not necessary in light of the independence requirements already in place and would significantly impair the Company’s ability to recruit and retain directors who are talented and knowledgeable leaders in business and other walks of life to serve the interests of the shareholders. Therefore, the Board of Directors and management unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Secretary of Clear Channel no later than November 13, 2006. Proposals should be sent to Corporate Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
ADVANCE NOTICE PROCEDURES
     Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Clear Channel’s proxy statement.
OTHER MATTERS
     The Board knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
NYSE MATTERS
     Clear Channel filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel also submitted a Section 12(a) CEO Certification to the NYSE last year.
GENERAL
     Neither Clear Channel management nor the Board knows of any matter to be acted upon at the Clear Channel shareholder meeting other than the matters described above. If any other matter properly comes before the Clear Channel shareholder meeting, however, the proxy holders will vote thereon in accordance with their best judgment.
     The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear

Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.
     An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on March 10, 2006, is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
     This document is dated March 14, 2006 and is first being mailed to shareholders on or about March 24, 2006.

Randall T. Mays
Secretary

APPENDIX A
AUDIT COMMITTEE CHARTER
Purpose
     The Audit Committee of the Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Communications, Inc. (the “Company”). More specifically, the Committee’s purposes are to:
1.	Assist Board oversight of:
•	the quality and integrity of the financial statements of the Company,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence, and

•	the performance of the Company’s internal audit function and independent auditors.
2. Prepare an audit committee report as required by the SEC for inclusion in the Company’s annual proxy statement.
     The independent auditors for the Company shall report directly to the Committee, and the Committee has the direct authority and responsibility for the appointment, compensation, oversight and, where appropriate, replacement of the independent auditors.
     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have direct access to the independent auditors as well as anyone else in the Company. The Audit Committee shall have the authority to retain, at the Company’s cost and expense, special independent legal, accounting, or other advisors or experts it deems necessary in the performance of its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties, for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee and compensation to the independent auditors or any other registered public accounting firm for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any independent counsel or other advisers employed by the Audit Committee.
Membership
     The Committee shall consist of at least three directors, each of whom has no material relationship with the Company and who is otherwise “independent” as defined in the listing standards of the New York Stock Exchange (the “NYSE”) and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. Each member will also meet the audit committee independence requirements of the listing standards of the NYSE and applicable law. All members of the Committee shall be financially literate, with at least one member having accounting or related financial management expertise, as the foregoing qualifications are interpreted by the Board of Directors in its business judgment. The Board shall also determine whether any member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of the SEC. If the Board has determined that a member of the Audit Committee is an audit committee financial expert, it may presume that such member has accounting or related financial management experience. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company’s annual proxy statement.
     The Board of Directors shall appoint one member of the Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Directors.

Meetings
     The Committee shall meet at least four times per year or more frequently as it shall determine is necessary to carry out its duties and responsibilities. The time, place and notice requirements, if any, of meetings of the Committee shall be determined by the Committee. The Committee shall keep minutes of each meeting and make such minutes available to the Board of Directors for its review. The Committee is expected to maintain free and open communication with the independent auditors, the internal auditors and management of the Company and shall periodically meet separately with them.
Responsibilities
  To carry out its purposes, the Committee shall have the following duties and responsibilities:
1.	With respect to the Independent Auditors
•	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) who shall report directly to the Audit Committee.

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attestation services, which firm shall also report directly to the Audit Committee.

•	Review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor.

•	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

•	Take into account the opinions of management and the Company’s internal auditors in assessing the independent auditor’s qualifications, performance and independence.

•	Obtain and review a formal written statement from the independent auditor of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service, (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors’ in the aggregate and by each service. Receive from the independent auditors the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discuss with the independent auditors the independent auditor’s independence.

•	Have a clear understanding with the independent auditors that they are ultimately accountable, and shall report directly, to the Committee.

•	Obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees, discuss with the auditors any disclosed relationships or services that may impact the quality of audit services or the auditors’ objectivity and independence, and take any appropriate action in response to the auditors’ statement to ensure the independence of the independent auditors. The Committee shall also review and approve fees paid to the independent auditors and review and approve dismissal of the independent auditors.

•	At least annually, obtain and review a report of the independent auditors’ firm describing (1) the firm’s internal quality control procedures, (2) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years with respect to one or more independent audits carried out by the firm, and any steps taken to address any such issues, and (3) with a view towards assessing the independent auditor’s independence, all relationships between the independent auditors and the Company including each non-audit service provided to the Company.

•	Have sole authority to approve (1) all audit and non-audit services (other than those non-audit services prohibited by law) to be provided by the independent auditors and (2) all fees and other terms of engagement of the independent auditors in providing such services. Before the independent auditors are engaged to perform any such non-audit services, the Committee must review and pre-approve such services. The chairperson of the Committee may represent the entire Committee for purposes of this review and approval so long as any such approval by the chairperson is disclosed to the Committee no later than the Committee’s next scheduled meeting.
2.	With respect to the internal auditing department
•	Review the appointment and replacement of the director of the internal auditing department.

•	Advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.
3.	Review of Internal Audits, Annual External Audit and Quarterly Reviews
•	Review with the independent auditors the annual audit scope and plan including the responsibilities, budget and staffing of the Company’s internal audit department.

•	Review with management and the director of internal audit the internal audit department’s budget and staffing, results of internal audit department findings and proposed audit plans.

•	Review and discuss the following items with management and the independent auditors upon the completion of the annual audit and before issuance of the financial statements and the filing of the Form 10-K:
a.	The Company’s annual financial statements and related notes and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

b.	The results of the independent auditors’ audit of the financial statements and the report thereon.

c.	The qualitative judgments about the appropriateness and acceptability of accounting principles, financial disclosures and underlying estimates, the clarity of the financial disclosure practices used or proposed to be used, and other significant decisions made in preparing the financial statements.

d.	Any other matters about the audit procedures or findings that SAS No. 61, as amended, requires the independent auditors to discuss with the Committee.

e.	The contents of the certificates of the Chief Executive Officer and Chief Financial Officer required pursuant to Rule 13a-15 of the Securities Exchange Act of 1934, as amended.
     Based on the review and other procedures performed as set forth in this Charter, the Committee shall make its recommendation to the Board of Directors as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.
•	Review and discuss the following items with management and the independent auditors before the filing of Form 10-Q:

a.	The Company’s quarterly financial statements and related notes and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

b.	The results of the independent auditors’ review of the financial statements.

c.	The qualitative judgments about the appropriateness and acceptability of accounting principles, financial disclosures and underlying estimates, the clarity of the financial disclosure practices used or proposed to be used, and other significant decisions made in preparing the financial statements.

d.	Any other matters about the review procedures or findings that SAS No. 71, as amended, requires the independent auditors to discuss with the Committee.

e.	The contents of the certificates of the Chief Executive Officer and Chief Financial Officer required pursuant to Rule 13a-15 of the Securities Exchange Act of 1934, as amended.
•	Review with management and the independent auditors the financial statements, related notes and other financial disclosures included in other Company filings with the Securities and Exchange Commission containing the Company’s financial statements before such filings are made.

•	Review with management and the independent auditors any significant changes, either proposed or adopted, in accounting principles and their impact on the financial statements and in financial statement presentations.

•	Require the independent auditors to timely (and no less than quarterly) report to the Committee (1) all critical accounting policies and practices used (or to be used), and (2) all alternate treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditors.

•	Review of effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	Review with the independent auditor on a regular basis any problems or difficulties encountered while conducting the audit and the quarterly reviews and management’s response, including any restrictions on the independent auditor’s work or access to requested information and any significant disagreements with management. Among the items to be reviewed are: any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and the audit firm’s national office with respect to auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

•	Review with management, the independent auditors and the director of internal audit:
a.	The Company’s internal accounting controls and any special audit or review steps adopted in light of any material control deficiencies.

b.	Any significant findings and recommendations made by the independent auditors or internal audit, together with management’s responses thereto.

c.	Management’s assessment of internal controls and related internal control report.
•	Review and discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to review and discuss press releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.
Other
•	Regularly report Committee activities to the full Board of Directors with such recommendations as the Committee may deem appropriate.

•	Discuss guidelines and policies with respect to risk assessment and risk management including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including legal and ethical compliance programs.

•	Oversee the Company’s Related Party Transactions Policy and fulfill such direct responsibilities with respect to related party transactions as set forth and defined in such policy.

•	Review periodically with management and the General Counsel the status of legal and regulatory matters that may have a material impact on the Company’s financial statements and compliance policies.

•	Receive any report by legal counsel regarding any evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its agents.

•	Establish and maintain appropriate procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Set clear hiring policies for current and former employees of the independent auditors.

•	Prepare the report, for inclusion in the Company’s annual proxy statement, required by the Securities and Exchange Commission concerning certain matters relating to the Committee’s activities.

•	Perform an annual performance evaluation of the Committee and review and reassess the adequacy of this Charter annually. If any revisions are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.
General
     Although the fundamental responsibility for the Company’s financial statements and disclosures does not rest with the Audit Committee, the Committee must review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information) as well as review any financial information and earnings guidance provided to analysts and rating agencies.
     While the Committee has the duties and responsibilities set forth in this Charter, the Committee’s role is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and other procedures. In fulfilling these responsibilities, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. In this regard, management and the independent auditors have the affirmative responsibility to inform the Committee of important issues involving the Company’s financial reporting accounting policies and practices, audit matters, disclosure and internal controls in a timely and forthright manner. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Similarly, it is not the direct responsibility of the Committee to ensure that the Company complies with all laws and regulations.

APPENDIX B
EXCERPTS FROM
CLEAR CHANNEL’S 2005 ANNUAL REPORT ON FORM 10-K
PART II
ITEM 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     Our common stock trades on the New York Stock Exchange under the symbol “CCU.” There were 3,520 shareholders of record as of February 28, 2006. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of the common stock as reported on the NYSE.

	Common Stock
	Market Price		Dividends
	High	Low	Declared
2004
First Quarter	47.76	38.90	.10
Second Quarter	44.50	35.35	.10
Third Quarter	37.24	30.62	.125
Fourth Quarter	35.07	29.96	.125

2005
First Quarter	35.07	31.14	.125
Second Quarter	34.81	28.75	.1875
Third Quarter	34.26	30.31	.1875
Fourth Quarter	33.44	29.60	.1875
Dividend Policy
     Our Board of Directors declared a quarterly cash dividend of 18.75 cents per share at its February 2006 meeting. We expect to continue to declare and pay quarterly cash dividends in 2006. The terms of our current credit facilities do not prohibit us from paying cash dividends unless we are in default under our credit facilities either prior to or after giving effect to any proposed dividend. However, any future decision by our Board of Directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.
Purchases of Equity Securities by the Issuer and Affiliated Purchases
     On February 1, 2005, we publicly announced that our Board of Directors authorized a share repurchase program of up to $1.0 billion effective immediately. On August 9, 2005, our Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. On March 9, 2006, Our Board of Directors authorized an additional share repurchase program, permitting us to repurchase an additional $600.0 million of our common stock. This increase expires on March 9, 2007, although the program may be discontinued or suspended at anytime prior to its expiration. During the three months ended December 31, 2005, we repurchased the following shares:

			Total Number of	Maximum Dollar Value of
	Total Number		Shares Purchased as	Shares that May Yet Be
	of Shares	Average Price	Part of Publicly	Purchased Under the
Period	Purchased	Paid per Share	Announced Programs	Programs
October 1 through October 31	2,422,800	$31.14	2,422,800	$924,556,611
November 1 through November 30	3,726,900	$30.65	3,726,900	$824,104,694
December 1 through December 31	1,100,000	$31.97	1,100,000	$788,939,354
Total	7,249,700		7,249,700

ITEM 6. Selected Financial Data

(In thousands)		For the Years ended December 31, (1)
	2005	2004	2003	2002	2001

Results of Operations Information:
Revenue	$6,610,418	$6,634,890	$6,250,930	$5,940,500	$5,462,253
Operating expenses:
Direct operating expenses (excludes non-cash compensation expense and depreciation and amortization)	2,466,755	2,330,817	2,141,163	1,938,162	1,781,540
Selling, general and administrative expenses (excludes non-cash compensation expense and depreciation and amortization)	1,919,640	1,911,788	1,870,161	1,802,904	1,740,978
Non-cash compensation expense	6,081	3,596	3,716	4,034	13,126
Depreciation and amortization	630,389	630,521	608,531	556,484	2,263,623
Corporate expenses (excludes non-cash compensation expense and depreciation and amortization)	165,207	164,722	150,407	160,216	150,883
Gain on disposition of assets – net	45,247	39,552	6,688	35,601	155,163

Operating income (loss)	1,467,593	1,632,998	1,483,640	1,514,301	(332,734)
Interest expense	443,245	367,503	392,215	430,890	555,452
Gain (loss) on sale of assets related to mergers	—	—	—	3,991	(213,706)
Gain (loss) on marketable securities	(702)	46,271	678,846	(3,096)	25,820
Equity in earnings of nonconsolidated affiliates	38,338	22,285	20,669	27,140	3,703
Other income (expense) — net	17,344	(30,293)	20,783	5,625	2,749

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,079,328	1,303,758	1,811,723	1,117,071	(1,069,620)
Income tax benefit (expense)	(426,336)	(499,364)	(776,921)	(441,341)	113,557
Minority interest income (expense), net of tax	(17,847)	(7,602)	(3,906)	1,778	(4,146)

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	635,145	796,792	1,030,896	677,508	(960,209)
Income (loss) from discontinued operations, net	300,517	49,007	114,695	47,315	(183,817)

Income (loss) before cumulative effect of a change in accounting principle	935,662	845,799	1,145,591	724,823	(1,144,026)
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 and $4,324,446 in 2002	—	(4,883,968)	—	(16,778,526)	—

Net income (loss)	$935,662	$(4,038,169)	$1,145,591	$(16,053,703)	$(1,144,026)

		For the Years ended December 31, (1)
	2005	2004	2003	2002	2001
Net income (loss) per common share:
Basic:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$1.16	$1.34	$1.68	$1.12	$(1.62)
Discontinued operations	.55	.08	.18	.08	(.31)

Income (loss) before cumulative effect of a change in accounting principle	1.71	1.42	1.86	1.20	(1.93)
Cumulative effect of a change in accounting principle	—	(8.19)	—	(27.65)	—

Net income (loss)	$1.71	$(6.77)	$1.86	$(26.45)	$(1.93)

Diluted:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$1.16	$1.33	$1.67	$1.11	$(1.62)
Discontinued operations	.55	.08	.18	.07	(.31)

Income (loss) before cumulative effect of a change in accounting principle	1.71	1.41	1.85	1.18	(1.93)
Cumulative effect of a change in accounting principle	—	(8.16)	—	(26.74)	—

Net income (loss)	$1.71	$(6.75)	$1.85	$(25.56)	$(1.93)

Dividends declared per share	$.69	$.45	$.20	$—	$—

(In thousands)	As of December 31,
	2005	2004	2003	2002	2001
Balance Sheet Data:
Current assets	$2,248,409	$2,269,922	$2,185,682	$2,123,495	$1,941,299
Property, plant and equipment — net	3,255,649	3,328,165	3,476,900	3,496,340	3,215,677
Total assets	18,703,376	19,927,949	28,352,693	27,672,153	47,603,142
Current liabilities	2,107,313	2,184,552	1,892,719	3,010,639	2,959,857
Long-term debt, net of current maturities	6,155,363	6,941,996	6,898,722	7,357,769	7,938,655
Shareholders’ equity	8,826,462	9,488,078	15,553,939	14,210,092	29,736,063

(1)	Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition
Executive Summary
     Our 2005 revenues declined $24.5 million compared to 2004. Revenues from our radio business declined 6% in 2005 compared to 2004. 2005 was our first full year of our Less is More initiative in which we reduced the number of commercial minutes broadcast on our radio stations. The lower number of commercial minutes broadcast resulted in lower radio revenues in 2005 compared to 2004, which was partially offset by improved yield, or revenue per commercial, on our radio advertisements in 2005 over 2004. Partially offsetting this decline was revenue growth in our outdoor segments, which combined delivered 9% revenue growth over 2004. From the Americas, we experienced improved pricing on our outdoor inventory during 2005 and internationally, our street furniture inventory experienced improved yields as well. Additionally, we completed the initial public offering of 10% of our outdoor business. Lastly, we completed the spin-off of our live entertainment and sports representation businesses during the fourth quarter of 2005, which was part of our strategic realignment of our businesses that we announced in the second quarter of 2005.
Strategic Realignment of Businesses
     On April 29, 2005, we announced a plan to strategically realign our businesses. The plan included an initial public offering (“IPO”) of approximately 10% of the common stock of our outdoor segment, which trades on the New York Stock Exchange under the symbol “CCO” and a 100% spin-off of our live entertainment segment and sports representation business, which now operates under the name Live Nation and trades on the New York Stock Exchange under the symbol “LYV”. We completed the IPO on November 11, 2005 and the spin-off on December 21, 2005.
     The IPO consisted of the sale of 35.0 million shares of Class A common stock of our indirect, wholly owned subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”). After completion of the IPO, we own all 315.0 million shares of CCO’s outstanding Class B common stock, representing approximately 90% of the outstanding shares of CCO’s common stock and approximately 99% of the total voting power of CCO’s common stock. The net proceeds from the offering, after deducting underwriting discounts and offering expenses, were approximately $600.6 million. All of the net proceeds of the offering were used to repay a portion of the outstanding balances of intercompany notes owed to us by CCO.
     The spin-off consisted of a dividend of .125 share of Live Nation common stock for each share of our common stock held on December 21, 2005, the date of the distribution. Additionally, Live Nation repaid approximately $220.0 million of intercompany notes owed to us by Live Nation. We do not own any shares of Live Nation common stock. Our Board of Directors determined that the spin-off was in the best interests of our shareholders because: (i) it would enhance the success of both us and Live Nation by enabling each to resolve management and systemic problems that arose by the operation of the businesses within a single affiliated group; (ii) it would improve the competitiveness of our business by resolving inherent conflicts and the appearance of such conflicts with artists and promoters; (iii) it would simplify and reduce our and Live Nation’s regulatory burdens and risks; (iv) it would enhance the ability of us and Live Nation to issue equity efficiently and effectively for acquisitions and financings; and (v) it would enhance the efficiency and effectiveness of our and Live Nation’s equity-based compensation. Operating results of Live Nation through December 21, 2005 are reported in discontinued operations for all years presented. After the date of the spin-off, Live Nation is an independent company.
     On August 9, 2005, we announced our intention to return approximately $1.6 billion of capital to shareholders through either share repurchases, a special dividend or a combination of both. Since announcing our intent through March 8, 2006, we have returned approximately $955.0 million to shareholders by repurchasing 31.9 million shares of our common stock. Since announcing a share repurchase program in March 2004, we have repurchased approximately 109.3 million shares of our common stock for approximately $3.6 billion. Subject to our financial condition, market conditions, economic conditions and other factors, it remains our intention to return the remaining balance of the approximately $1.6 billion in capital to our shareholders through either share repurchases, a special dividend or a combination of both. We intend to fund any share repurchases and/or a special dividend from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations. The timing and amount of a special dividend, if any, is in the discretion of our Board of Directors and will be based on the factors described above.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, which includes our national syndication business, Americas Outdoor Advertising and International Outdoor Advertising. Included in the “other” segment are television broadcasting and our media representation business, Katz Media.

     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Gain on disposition of assets — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) – net, Income tax benefit (expense), Minority interest — net of tax, Discontinued operations and Cumulative effect of a change in accounting principle are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our local radio markets are run predominantly by local management teams who control the formats selected for their programming. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Our advertising rates are principally based on how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Radio advertising contracts are typically less than one year.
     During the first quarter of 2005, we completed the rollout of our Less is More initiative, which lowered the amount of commercial minutes played per hour by approximately 15% — 20% across our stations. We believe lowering the amount of commercial minutes can improve our ratings, which will lead to an increase in the size of the audience listening to our stations. Another key component of Less is More is encouraging advertisers to invest in shorter advertisements rather than the traditional 60-second spot. Based on our research, we believe that the effectiveness of a commercial is not related to its length. Because effectiveness is not tied to the length of the advertisement, on a cost per thousand listeners reached basis, we believe we can provide our advertisers a more efficient investment with our new shorter commercials than with the traditional 60-second commercials.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, our discussion of the results of operations of our radio broadcasting segment focuses on the macro level indicators that management monitors to assess our radio segment’s financial condition and results of operations.
     Management looks at our radio operations’ overall revenues as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by our local radio stations’ sales staffs while national advertising is sold, for the most part, through our national representation firm.
     Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment. Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Over half of our radio revenue and divisional operating expenses comes from our 50 largest markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and keeping listeners.
     A significant portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Outdoor Advertising
     Our revenues are derived from selling advertising space on the displays that we own or operate in key markets worldwide, consisting primarily of billboards, street furniture displays and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display. The margins on our billboard contracts tend to be higher than those on contracts for our other displays.
     Generally, our advertising rates are based on the “gross rating points,’’ or total number of impressions delivered expressed as a percentage of a market population, of a display or group of displays. The number of “impressions’’ delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. To monitor our business, management typically reviews the average rates, average revenues per display, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Because revenue-sharing and minimum guaranteed payment arrangements are more prevalent in our international operations, the margins in our international operations typically are less than the margins in our Americas operations. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements we may have with the landlords. The terms of our Americas site leases generally range from 1 to 50 years. Internationally, the terms of our site leases generally range from 3 to 15 years, but may vary across our networks.
Fiscal Year 2005 Compared to Fiscal Year 2004
Consolidated

(In thousands)	Years Ended December 31,		% Change
	2005	2004	2005 v. 2004
Revenue	$6,610,418	$6,634,890	0%
Operating expenses:
Direct operating expenses (excludes non-cash compensation expense of $212 and $930 in 2005 and 2004, respectively and depreciation and amortization)	2,466,755	2,330,817	6%
Selling, general and administrative expenses (exclusive of non-cash compensation expense and depreciation and amortization)	1,919,640	1,911,788	0%
Non-cash compensation expense	6,081	3,596	69%
Depreciation and amortization	630,389	630,521	0%
Corporate expenses (excludes non-cash compensation expense of $5,869 and $2,666 in 2005 and 2004, respectively and depreciation and amortization)	165,207	164,722	0%
Gain on disposition of assets — net	45,247	39,552	14%

Operating income	1,467,593	1,632,998	(10%)
Interest expense	443,245	367,503
Gain (loss) on marketable securities	(702)	46,271
Equity in earnings of nonconsolidated affiliates	38,338	22,285
Other income (expense) — net	17,344	(30,293)

Income before income taxes, minority interest expense, discontinued operations and cumulative effect of a change in accounting principle	1,079,328	1,303,758
Income tax benefit (expense):
Current	(43,513)	(367,679)
Deferred	(382,823)	(131,685)

Income tax benefit (expense)	(426,336)	(499,364)
Minority interest expense, net of tax	17,847	7,602

Income before discontinued operations and cumulative effect of a change in accounting principle	635,145	796,792
Income from discontinued operations, net	300,517	49,007
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	(4,883,968)

Net income (loss)	$935,662	$(4,038,169)

Revenue
     Consolidated revenues decreased $24.5 million in 2005 as compared to 2004. Our radio broadcasting segment declined approximately $220.3 million primarily from a decline in the number of commercial minutes broadcast on our radio stations as part of our Less Is More initiative. Our television revenues declined approximately $14.7 million primarily as a result of local and national political advertising revenues in 2004 that did not recur in 2005. Partially offsetting this decline was an increase of $124.3 million and $94.7 million from our Americas and international outdoor advertising segments, respectively. Americas outdoor revenue growth was driven primarily from rate increases on our bulletin and poster inventory while international outdoor revenue growth occurred from improved yield on our street furniture inventory. Foreign exchange fluctuations did not have a material impact to our revenue decline for 2005 compared to 2004.
Direct Operating Expenses
     Our consolidated direct operating expenses increased $135.9 million. Our radio broadcasting segment’s direct operating expenses increased approximately $67.1 million primarily from programming and content expenses and new initiatives. Our Americas outdoor direct operating expenses increased $21.3 million primarily from increases in direct production and site lease expenses related to revenue sharing agreements associated with the increase in revenues. Our international outdoor contributed $58.0 million to the consolidated direct operating expense growth primarily from minimum annual guarantees and revenue sharing agreements associated with the increase in revenues. Foreign exchange fluctuations did not have a material impact to our direct operating expenses increase for 2005 compared to 2004.
Selling, General and Administrative Expenses (SG&A)
     Consolidated SG&A increased $7.9 million primarily from increases of $13.7 million and $28.6 million from our Americas and international outdoor segments, respectively, partially offset by a decline of $37.3 million from our radio broadcasting segment. The increase from Americas outdoor was attributable to increased commission expenses associated with the increase in revenues while the increase in international outdoor was primarily the result of a $26.6 million restructuring charge related to our operations in France. The decline from our radio broadcasting segment was primarily from decreased commission and bad debt expenses associated with the decline in radio revenues. Foreign exchange fluctuations did not have a material impact to our SG&A increase for 2005 compared to 2004.
Non-cash Compensation expense
     Non-cash compensation expense increased $2.5 million during 2005 as compared to 2004 primarily from the granting in 2005 of more restricted stock awards.
Gain on Disposition of assets — net
     The gain on the disposition of assets — net in 2005 was $45.2 million related primarily to a $36.7 million gain on the sale of radio operating assets in our San Diego market. The gain on disposition of assets — net in 2004 was $39.6 million and relates primarily to radio operating assets divested in our Salt Lake City market as well as a gain recognized on the swap of outdoor assets.
Interest Expense
     Interest expense increased $75.7 million as a result of higher average debt balances and a higher weighted average cost of debt throughout 2005 as compared to 2004. Our debt balance at the end of 2005 was lower than the end of 2004 as a result of paying down debt with funds generated from our strategic realignment. However, as this did not occur until late in the fourth quarter of 2005 it had a marginal impact on our interest expense for 2005. Our weighted average cost of debt was 5.9% and 5.5% at December 31, 2005 and 2004, respectively.
Gain (Loss) on Marketable Securities
     Gain (loss) on marketable securities declined $47.0 million during 2005 compared to 2004. The loss in 2005 relates entirely to the net change in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities. The gain on marketable securities for 2004 related primarily to a $47.0 million gain recorded on the sale of our remaining investment in the common stock of Univision Communications Inc., partially offset by the net changes in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities.

Other Income (Expense) — Net
     Other income (expense) – net for the year ended December 31, 2005 increased $47.6 million from expense of $30.3 million in 2004 to income of $17.3 million in 2005. During 2004, we experienced a loss of $31.6 million on the early extinguishment of debt. The income in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current income tax expense declined $324.2 million during 2005 as compared to 2004. In addition to lower earnings before tax in the current year, we received approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return. Deferred tax expense increased $251.1 million primarily related to the tax losses discussed above.
Minority Interest, net of tax
     Minority interest expense includes the operating results for the portion of consolidated subsidiaries not owned by us. The major components of our minority interest relate to minority holdings in our Australian street furniture business, Clear Media Limited and CCO, as well as other smaller minority interests. We acquired a controlling majority interest in Clear Media Limited in the third quarter of 2005 and therefore began consolidating its results. We also completed the IPO of 10% of CCO in the fourth quarter of 2005. The increase in minority interest in 2005 as compared to 2004 is the result of these two transactions.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. The spin-off generated a capital loss for tax purposes of approximately $2.4 billion. We utilized approximately $890.7 million of this capital loss in the current year to offset taxable capital gains realized in 2005 and previous years, which resulted in a $314.1 million tax benefit which is included in income from discontinued operations in the fourth quarter of 2005. The remaining $1.5 billion of the $2.4 billion capital loss was recorded as a deferred tax asset with an offsetting valuation allowance on our balance sheet at December 31, 2005.
Cumulative Effect of a Change in Accounting Principle
     The Security and Exchange Commission issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. The Staff Announcement stated that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied a method other than a direct method to the valuation of intangible assets other than goodwill for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets other than goodwill that were previously valued using another method by no later than the beginning of their first fiscal year beginning after December 15, 2004.
     Our adoption of the Staff Announcement in the fourth quarter of 2004 resulted in an aggregate carrying value of our FCC licenses and outdoor permits that was in excess of their fair value. The Staff Announcement required us to report the excess value of $4.9 billion, net of tax, as a cumulative effect of a change in accounting principle.

Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2005	2004	2005 v. 2004
Revenue	$3,534,121	$3,754,381	(6%)
Direct operating expenses	967,782	900,633	7%
Selling, general and administrative expense	1,224,603	1,261,855	(3%)
Non-cash compensation	212	930	(77%)
Depreciation and amortization	141,655	159,082	(11%)

Operating income	$1,199,869	$1,431,881	(16%)

     Our radio revenues declined 6% to $3.5 billion during the year compared to 2004. We implemented the Less is More initiative during 2005, which included a reduction of the overall commercial minutes on our radio stations. Also, as part of this initiative, we are reshaping our radio business model with a shift from primarily offering the traditional 60-second commercial to also offering shorter length commercials. Both local and national revenues were down for the year, primarily from the reduction in commercial minutes made available for sale on our radio stations. As a result, the majority of our larger advertising categories declined during the year, including automotive and retail. The decline also includes a reduction of approximately $21.9 million from non-cash trade revenues. However, yield, or revenue divided by total minutes of available inventory, improved throughout the year. Our 30 and 15-second commercials as a percent of total commercial minutes available experienced a consistent increase throughout the year. Average unit rates also increased as the year progressed.
     Direct operating expenses increased $67.1 million during 2005 as compared to 2004. The increase was driven by approximately $28.4 million in programming and content expenses. Sports broadcasting rights increased approximately $9.5 million primarily related to signing a new sports broadcasting agreement in 2005. Our SG&A declined $37.3 million during the year compared to 2004 primarily from a decline in commission and bad debt expenses associated with the decline in revenue. We also incurred expenses in 2005 related to the development of digital radio and new Internet initiatives.
     Depreciation and amortization declined $17.4 million primarily from accelerated depreciation from asset write-offs during 2004 that did not reoccur during 2005.
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2005	2004	2005 v. 2004
Revenue	$1,216,382	$1,092,089	11%
Direct operating expenses	489,826	468,571	5%
Selling, general and administrative expenses	186,749	173,010	8%
Depreciation and amortization	180,559	186,620	(3%)

Operating income	$359,248	$263,888	36%

     Our Americas outdoor advertising revenue increased $124.3 million, or 11%, during 2005 as compared to 2004. The increase was mainly due to an increase in bulletin and poster revenues attributable to increased rates during 2005. Increased revenues from our airport, street furniture and transit advertising displays also contributed to the revenue increase. Growth occurred across our markets including strong growth in New York, Miami, Houston, Seattle, Cleveland and Las Vegas. Strong advertising client categories for 2005 included business and consumer services, entertainment and amusements, retail and telecommunications.
     Direct operating expenses increased $21.3 million, or 5%, during 2005 compared to 2004. The increase is primarily related to increased site lease expenses from higher revenue sharing rentals on our transit, mall and wallscape inventory as well as increase in direct production expenses, all associated with the increase in revenues. SG&A increased $13.7 million primarily from increased commission expenses associated with the increase in revenues.
     Depreciation and amortization declined $6.1 million in 2005 as compared to 2004 primarily from fewer display removals during the current period, which resulted in less accelerated depreciation. During 2004, we suffered hurricane damage on some of our billboards in Florida and the Gulf Coast which required us to write-off the remaining book value of these structures as additional depreciation and amortization expense in 2004.

International Outdoor Results of Operations
Our international operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2005	2004	2005 v. 2004
Revenue	$1,449,696	$1,354,951	7%
Direct operating expenses	851,635	793,630	7%
Selling, general and administrative expenses	355,045	326,447	9%
Depreciation and amortization	220,080	201,597	9%

Operating income	$22,936	$33,277	(31%)

     International revenues increased $94.7 million, or 7%, during 2005 compared to 2004. Revenue growth was attributable to increases in our street furniture and transit revenues. We also experienced improved yield on our street furniture inventory during 2005 compared to 2004. We acquired a controlling majority interest in Clear Media Limited, a Chinese outdoor advertising company, during the third quarter of 2005, which we had previously accounted for as an equity method investment. Clear Media contributed approximately $47.4 million to the revenue increase. Leading markets contributing to the Company’s international revenue growth were China, Italy, the United Kingdom and Australia. The Company faced challenges in France throughout 2005, with revenues declining from 2004. Strong advertising categories during 2005 were food and drink, retail, media and entertainment, business and consumer services and financial services.
     Direct operating expenses grew $58.0 million, or 7%, during 2005 compared to 2004. Included in the increase is approximately $18.3 million from our consolidation of Clear Media. Approximately $33.2 million of the increase was attributable to increases in revenue sharing and minimum annual guarantees partially from consolidating Clear Media and new contracts entered in 2005. SG&A expenses increased $28.6 million primarily from $26.6 million in restructuring costs from restructuring our business in France during the third quarter of 2005.
     Depreciation and amortization increased $18.5 million during 2005 as compared to 2004 primarily from our consolidation of Clear Media.
Reconciliation of Segment Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2005	2004
Radio Broadcasting	$1,199,869	$1,431,881
Americas Outdoor Advertising	359,248	263,888
International Outdoor Advertising	22,936	33,277
Other	30,694	52,496
Gain on disposition of assets — net	45,247	39,552
Corporate	(190,401)	(188,096)

Consolidated operating income	$1,467,593	$1,632,998

Fiscal Year 2004 Compared to Fiscal Year 2003
Consolidated

(In thousands)	Years Ended December 31,		% Change
	2004	2003	2004 v. 2003
Revenue	$6,634,890	$6,250,930	6%
Operating expenses:
Direct operating expenses (excludes non-cash compensation expense of $930 and $1,609 in 2004 and 2003, respectively and depreciation and amortization)	2,330,817	2,141,163	9%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,911,788	1,870,161	2%
Non-cash compensation expense	3,596	3,716	(3%)
Depreciation and amortization	630,521	608,531	4%
Corporate expenses (excludes non-cash compensation expense of $2,666 and $2,107 in 2004 and 2003, respectively and depreciation and amortization)	164,722	150,407	10%
Gain on disposition of assets – net	39,552	6,688	491%

Operating income	1,632,998	1,483,640	10%
Interest expense	367,503	392,215
Gain (loss) on marketable securities	46,271	678,846
Equity in earnings of nonconsolidated affiliates	22,285	20,669
Other income (expense) — net	(30,293)	20,783

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,303,758	1,811,723
Income tax benefit (expense):
Current	(367,679)	(320,522)
Deferred	(131,685)	(456,399)

Income tax benefit (expense)	(499,364)	(776,921)
Minority interest expense, net of tax	7,602	3,906

Income before discontinued operations and cumulative effect of a change in accounting principle	796,792	1,030,896
Income from discontinued operations, net	49,007	114,695

Income before cumulative effect of a change in accounting principle	845,799	1,145,591
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	(4,883,968)	—

Net income (loss)	$(4,038,169)	$1,145,591

Revenue
     Our consolidated revenue grew $384.0 million during 2004 as compared to 2003 led by a $272.4 million increase in revenues from our Americas and international outdoor advertising segments. Americas outdoor revenue growth occurred across the vast majority of our markets, with both poster and bulletin revenues up for the year. International outdoor revenue grew on higher street furniture sales, driven by an increase in average revenue per display for 2004 as compared to 2003. International outdoor revenues also benefited from $128.6 million in foreign exchange fluctuations. Our radio business contributed $59.4 million to our revenue growth, primarily from our mid to small size markets (those markets outside our top 25), which benefited from higher local advertising revenues during 2004 as compared to 2003. The remainder of the growth in revenues during 2004 was primarily driven by our television business, which benefited from political and Olympic advertising.
Direct Operating Expenses
     Our consolidated direct operating expenses grew $189.7 million during 2004 as compared to 2003. Our international outdoor advertising business contributed $95.3 million to the increase, primarily from increased site lease expenses consistent with the segment’s revenue growth, as well as $76.0 million from foreign exchange fluctuations. Radio’s direct operating expenses were up $48.4 million for 2004 compared to 2003 principally from increased programming expenses. Our Americas outdoor advertising business contributed $33.5 million primarily as a result of $21.8 million from site lease rent expense as a result of an increase in revenue-share payments associated with the increase in revenues. The remainder of the increase from 2004 as compared to 2003 came from our television business primarily from increased commission and bonus expenses related to the increase in television revenue.
Selling, General and Administrative Expenses (SG&A)
     Our consolidated SG&A grew $41.6 million during 2004 as compared to 2003. Our international outdoor advertising business contributed $31.1 million to the increase, primarily related to foreign exchange fluctuations. Our Americas outdoor advertising business contributed $11.4 million to the increase, primarily from approximately $5.1 million related to commission and wage expenses relative to the growth in revenue. Partially offsetting the increase is radio’s SG&A, which declined $16.0 million during 2004 as compared to 2003, due to a decline in variable sales-related expenses, partially offset by an increase in general and administrative expenses. The remainder of the increase from 2004 as compared to 2003 came from our television business related to commission and wage expenses relative to the growth in revenue.
Depreciation and Amortization
     Depreciation and amortization expense increased $22.0 million during 2004 as compared to 2003. The increase is attributable to approximately $3.0 million related to damage from the hurricanes that swept through Florida and the Gulf Coast during the third quarter of 2004 and approximately $18.8 million from fluctuations in foreign exchange rates that impacted our international outdoor business.
Corporate Expenses
     Corporate expenses increased $14.3 for 2004 as compared to 2003. The increase was primarily the result of additional outside professional services.
Interest Expense
     Interest expense decreased $24.7 million during 2004 as compared to 2003. The decrease was primarily attributable to lower average debt outstanding during 2004. Our weighted average cost of debt was 5.52% and 5.05% at December 31, 2004 and 2003, respectively.
Gain (Loss) on Marketable Securities
     The gain on marketable securities for 2004 relates primarily to a $47.0 million gain recorded during the first quarter of 2004 on our remaining investment in the common stock of Univision Communications Inc., partially offset by the net changes in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities.
     The gain on marketable securities for 2003 relates primarily to our Hispanic Broadcasting Corporation investment. On September 22, 2003, Univision completed its acquisition of Hispanic in a stock-for-stock merger. As a result, we received shares of Univision, which we recorded on our balance sheet at the date of the merger at their fair value. The exchange of our Hispanic investment, which was accounted for as an equity method investment, into our Univision investment, which was recorded as an available-for-sale cost investment, resulted in a $657.3 million pre-tax book gain. In addition, on September 23, 2003, we sold a portion of our Univision investment, which resulted in a pre-tax book loss of $6.4 million. Also during 2003, we recorded a $37.1 million gain related to the sale of a marketable security, a $2.5 million loss on a forward exchange contract and its underlying investment, and an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that we considered to be other-than-temporary.
Other Income (Expense) — Net
     Other income (expense) – net for the year ended December 31, 2004 was expense of $30.3 million compared to income of $20.8 million for the year ended December 31, 2003. During 2004, we recognized a loss of approximately $31.6 million on the early extinguishment of debt, partially offset by various miscellaneous amounts. During 2003, we recognized a gain of $36.7 million on the early extinguishment of debt, partially offset by expense of $7.0 million related to our adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and other miscellaneous amounts.
Income Taxes
     Current tax expense in 2004 increased $47.2 million as compared to 2003. Current tax expense for the year ended December 31, 2004 includes $199.4 million related to our sale of our remaining investment in Univision and certain radio operating assets. This expense was partially offset by an approximate $67.5 million benefit related to a tax loss on our early extinguishment of debt and $34.1 million related to the reversal of accruals associated with tax contingencies. Current tax expense for the year ended December 31, 2003 includes $119.7 million primarily related to the sale of a portion of our Univision investment.
     Deferred tax expense decreased $324.7 million in 2004 as compared to 2003. Deferred tax expense for the year ended December 31, 2004 includes a $176.0 million deferred tax benefit related to our sale of our remaining investment in Univision. This benefit was partially offset by an approximate $54.3 million expense related to our early extinguishment of debt. Deferred tax expense for the year ended December 31, 2003 includes $158.0 million related to our conversion of our investment in Hispanic to Univision.
Income from Discontinued Operations — Net
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we reported the results of operations of these businesses during 2004 and 2003 in discontinued operations.
Cumulative Effect of a Change in Accounting Principle
     The SEC staff issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. The Staff Announcement states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who had applied a method other than a direct method to the valuation of intangible assets other than goodwill for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets other than goodwill that were previously valued using another method by no later than the beginning of their first fiscal year beginning after December 15, 2004.
     Our adoption of the Staff Announcement in the fourth quarter of 2004 resulted in an aggregate carrying value of our FCC licenses and outdoor permits that was in excess of their fair value. The Staff Announcement required us to report the excess value of $4.9 billion, net of tax, as a cumulative effect of a change in accounting principle.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2004	2003	2004 v. 2003
Revenue	$3,754,381	$3,695,020	2%
Direct operating expenses	900,633	852,195	6%
Selling, general and administrative expenses	1,261,855	1,277,859	(1%)
Non-cash compensation	930	1,609	(42%)
Depreciation and amortization	159,082	154,121	3%

Operating income	$1,431,881	$1,409,236	2%

     Our radio broadcasting revenues increased 2% during 2004 as compared to 2003, led by our small to mid-size markets (those outside the top 25), which outpaced our overall radio growth. These markets rely more heavily on local advertising, which was up for the year. Our national syndication business also outpaced our overall radio growth through demand for advertising on existing programs and the addition of two new shows, Delilah and Trumped. Growth in revenues from local and national advertisements broadcast during our traffic updates as well as non-spot advertising revenues was positive for the year. Consistent with the radio industry, our national advertising revenues struggled throughout the year and finished below amounts recognized in 2003. Some national advertising categories such as finance, professional services and political increased spending during 2004, but declines in our three largest national advertising categories of retail, automotive and telecom/utility weighed on the overall results. Although national advertising declined in 2004 as compared to 2003, we began to see growth in national advertising during the fourth quarter of 2004, buoyed by political advertising, as well as strength in consumer products, professional services and automotive advertisements.
     Our direct operating expenses grew $48.4 million during 2004 as compared to 2003, principally from programming expenses related to higher on-air talent salaries. Our SG&A decreased $16.0 million during 2004 as compared to 2003, due to a decline in variable sales-related expenses, partially offset by an increase in general and administrative expenses.

Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2004	2003	2004 v. 2003
Revenue	$1,092,089	$1,006,376	9%
Direct operating expenses	468,571	435,075	8%
Selling, general and administrative expenses	173,010	161,579	7%
Depreciation and amortization	186,620	194,237	(4%)

Operating income	$263,888	$215,485	22%

     During 2004, revenues increased approximately $85.7 million, or 9%, over 2003. Revenue growth occurred across our inventory, with bulletins and posters leading the way. Increased rates drove the growth in bulletin revenues, partially offset by a decrease in occupancy. We also grew rates on our poster inventory in 2004, with occupancy flat compared to 2003. Revenue growth occurred across the nation, fueled by growth in Los Angeles, New York, Miami, San Antonio, Seattle and Cleveland. The client categories leading revenue growth remained consistent throughout the year, the largest being entertainment. Business and consumer services was also a strong client category and was led by advertising spending from banking and telecommunications clients. Revenues from the automotive client category increased due to national, regional and local auto dealer advertisements.
     Direct operating expenses increased approximately $33.5 million, or 8%, during 2004 as compared to 2003 primarily as a result of $21.8 million from site lease rent expense as a result of an increase in revenue-share payments associated with the increase in revenues. Our SG&A in 2004 increased approximately $11.4 million, or 7%, primarily from approximately $5.1 million related to commission and wage expenses relative to the growth in revenue.
International Outdoor Advertising Results of Operations
Our international outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2004	2003	2004 v. 2003
Revenue	$1,354,951	$1,168,221	16%
Direct operating expenses	793,630	698,311	14%
Selling, general and administrative expenses	326,447	295,314	11%
Depreciation and amortization	201,597	185,403	9%

Operating income	$33,277	$(10,807)	408%

     During 2004, revenues increased approximately $186.7 million, or 16%, over 2003, including approximately $128.6 million from foreign exchange increases. Street furniture sales in the United Kingdom, Belgium, Australia, New Zealand and Denmark were the leading contributors to our revenue growth. We saw strong demand for our street furniture inventory, enabling us to realize an increase in the average revenues per display. Our billboard revenues increased slightly as a result of an increase in average revenues per display. Also contributing to the increase was approximately $10.4 million related to the consolidation of our outdoor advertising joint venture in Australia during the second quarter of 2003, which we had previously accounted for under the equity method of accounting. Tempering our 2004 results were a difficult competitive environment for billboard sales in the United Kingdom and challenging market conditions for all of our products in France.
     Direct operating expenses increased $95.3 million, or 14%, during 2004 as compared to 2003. Included in the increase is approximately $76.0 million from foreign exchange increases. In addition to foreign exchange, direct operating expenses grew approximately $19.3 million during this period, principally from higher site lease rent expense and approximately $6.2 million from the consolidation of a joint venture in Australia, which was previously accounted for under the equity method. SG&A increased $31.1 million, or 11%, during 2004 as compared to 2003. Included in the increase is approximately $31.3 million from foreign exchange increases. After the effect of foreign exchange increases, SG&A declined approximately $0.2 million. The decline is primarily due to a restructuring charge of $13.8 million in France taken during 2003, partially offset by a restructuring charge of $4.1 million in Spain taken during 2004, $2.6 million associated with the consolidation of a joint venture in Australia, as well as increased commission expenses associated with the increase in revenue during 2004.
     Depreciation and amortization increased approximately $16.2 million in 2004 as compared to 2003 primarily attributable to foreign exchange increases.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2004	2003
Radio Broadcasting	$1,431,881	$1,409,236
Americas Outdoor Advertising	263,888	215,485
International Outdoor Advertising	33,277	(10,807)
Other	52,496	38,276
Gain on disposition of assets — net	39,552	6,688
Corporate	(188,096)	(175,238)

Consolidated operating income	$1,632,998	$1,483,640

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows

(In thousands)	Years Ended December 31,
	2005	2004	2003
Cash provided by (used in):
Operating activities	$1,405.2	$1,547.9	$1,463.7
Investing activities	$(389.1)	$158.7	$(19.1)
Financing activities	$(1,061.4)	$(1,801.0)	$(1,625.7)
Discontinued operations	$96.7	$118.8	$120.8
Operating Activities
     2005
     Net cash flow from operating activities of $1.4 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $635.1 million and depreciation and amortization of $630.4 million Net cash flows from operating activities also reflects decreases in accounts receivable, accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return.
     2004
     Net cash flow from operating activities of $1.5 billion for the year ended December 31, 2004 principally reflects a net loss from continuing operations of $4.1 billion, adjusted for non-cash charges of $4.9 billion for the adoption of Topic D-108 and depreciation and amortization of $630.5 million. Net cash flow from operating activities was negatively impacted during the year ended December 31, 2004 by $150.0 million, primarily related to the taxes paid on the gain from the sale of our remaining shares of Univision, which was partially offset by the tax loss related to the partial redemption of our Euro denominated debt. Net cash flow from operating activities also reflects increases in prepaid expenses, accounts payable and accrued interest, income taxes and other expenses, partially offset by decreases in accounts receivables and other current assets.
     2003
     Net cash flow from operating activities of $1.5 billion for the year ended December 31, 2003 principally reflects net income from continuing operations of $1.0 billion plus depreciation and amortization of $608.5 million. Net cash flows from operating activities also reflects increases in accounts receivable, accounts payable and other accrued expenses and income taxes payable.

Investing Activities
     2005
     Net cash used in investing activities of $389.1 million for the year ended December 31, 2005 principally reflects capital expenditures of $327.6 million related to purchases of property, plant and equipment and $165.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.
     2004
     Net cash provided by investing activities of $158.7 million for the year ended December 31, 2004 principally includes proceeds of $627.5 million related to the sale of investments, primarily the sale of our Univision shares. These proceeds were partially offset by capital expenditures of $283.9 million related to purchases of property, plant and equipment and $212.7 million related to acquisitions of operating assets.
     2003
     Net cash used in investing activities of $19.1 million for the year ended December 31, 2003 principally reflect capital expenditures of $308.1 million related to purchases of property, plant and equipment and $102.6 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of investments, primarily Univision shares, of $344.2 million.
Financing Activities
     2005
     Financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCO of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
     2004
     Financing activities for the year ended December 31, 2004 principally reflect payments for share repurchases of $1.8 billion and dividends paid of $255.9 million, partially offset by the net increase in debt of $264.9 million and proceeds from the exercise of employee stock options of $31.5 million.
     2003
     Financing activities for the year ended December 31, 2003 principally reflect the net reduction in debt of $1.8 billion, $61.6 million in dividend payments, both partially offset by proceeds from extinguishment of a derivative agreement of $83.8 million, proceeds from a secured forward exchange contract of $83.5 million and proceeds of $55.6 million related to the exercise of stock options.
Discontinued Operations
     We completed the spin-off of Live Nation on December 21, 2005. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we reported the results of operations of these businesses during 2005, 2004 and 2003 in discontinued operations on our consolidated statement of operations and reclassified cash flows from these businesses to discontinued operations on our consolidated statements of cash flows. Included in discontinued operations on our statements of cash flows for 2005 is approximately $220.0 million from the repayment of intercompany notes owed to us by Live Nation.
Anticipated Cash Requirements
     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.

Sources of Capital
As of December 31, 2005 and 2004, we had the following debt outstanding and cash and cash equivalents:

(In millions)	December 31,
	2005	2004
Credit facilities	$292.4	$350.5
Long-term bonds (a)	6,537.0	6,846.1
Other borrowings	217.1	157.7

Total Debt	7,046.5	7,354.3
Less: Cash and cash equivalents	82.8	31.3

	$6,963.7	$7,323.0

(a)	Includes $10.5 million and $13.8 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2005 and 2004, respectively. Also includes a negative $29.0 million adjustment and a positive $6.5 million adjustment related to fair value adjustments for interest rate swap agreements at December 31, 2005 and 2004, respectively.
Credit Facility
     We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At December 31, 2005, the outstanding balance on this facility was $292.4 million and, taking into account letters of credit of $167.9 million, $1.3 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
     During the year ended December 31, 2005, we made principal payments totaling $2.0 billion and drew down $1.9 billion on the credit facility. As of March 8, 2005, the credit facility’s outstanding balance was $1.0 billion and, taking into account outstanding letters of credit, $599.4 million was available for future borrowings.
Long-Term Bonds
     On July 7, 2005, our 6.5% Eurobonds matured, which we redeemed for €195.6 million plus accrued interest through borrowings under our credit facility. These bonds were designated as a hedge of our Euro denominated net assets. To replace this hedge, on July 6, 2005, we entered into a United States dollar — Euro cross currency swap with a Euro notional amount of €209.0 million and a corresponding U.S. dollar notional amount of $248.7 million. The cross currency swap requires the Company to make fixed cash payments of 3.0% on the Euro notional amount while it receives fixed cash payments of 4.2% on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company designated the cross currency swap as a hedge of its net investment in Euro denominated assets.
Other Borrowings
     Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $217.1 million balance at December 31, 2005 is $141.2 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
Guarantees of Third Party Obligations
     As of December 31, 2005 and 2004, we guaranteed the debt of third parties of approximately $12.1 million and $13.6 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations.
Disposal of Assets
     During 2005, we received $102.0 million of proceeds related primarily to the sale of various broadcasting operating assets.
Shelf Registration
     On April 22, 2004, we filed a Registration Statement on Form S-3 covering a combined $3.0 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units. The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. The SEC declared this shelf registration statement effective on April 26, 2004. After debt offerings on September 15, 2004,

November 17, 2004, and December 16, 2004, $1.75 billion in securities remains available for issuance under this shelf registration statement .
Debt Covenants
     The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2005, our leverage and interest coverage ratios were 3.4x and 4.9x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
     Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facility.
     The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on our long-term debt ratings. Based on our current ratings level of BBB-/Baa3, our fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
     We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.
     Additionally, our 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
     At December 31, 2005, we were in compliance with all debt covenants. We expect to remain in compliance throughout 2006.
Uses of Capital
Dividends
     Our Board of Directors declared quarterly cash dividends as follows:
(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
October 20, 2004	$0.125	December 31, 2004	January 15, 2005	$70.9
February 16, 2005	0.125	March 31, 2005	April 15, 2005	68.9
April 26, 2005	0.1875	June 30, 2005	July 15, 2005	101.7
July 27, 2005	0.1875	September 30, 2005	October 15, 2005	101.8
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	100.9
     Additionally, on February 14, 2006, our Board of Directors declared a quarterly cash dividend of $0.1875 per share of our Common Stock to be paid on April 15, 2006, to shareholders of record on March 31, 2006.
Acquisitions
     During 2005 we acquired radio stations for $12.5 million in cash. We also acquired Americas outdoor display faces for $113.2 million in cash. Our international outdoor segment acquired display faces for $17.1 million and a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase to our cash of $39.7 million. Also, our national representation business acquired new contracts for a total of $47.7 million and the Company’s television business acquired a television station for $5.5 million.
Capital Expenditures

(In millions)	Year Ended December 31, 2005 Capital Expenditures
		Americas	International	Corporate and
	Radio	Outdoor	Outdoor	Other	Total
Non-revenue producing	$94.0	$35.5	$42.6	$25.5	$197.6
Revenue producing	—	37.6	92.4	—	130.0

	$94.0	$73.1	$135.0	$25.5	$327.6

     We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
Company Share Repurchase Program
     Our Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, our Board of Directors approved a third $1.0 billion share repurchase program. On August 9, 2005, our Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. This increase expires on August 8, 2006, although the program may be discontinued or suspended at anytime prior to its expiration. During 2005 we repurchased 32.6 million shares of our common stock for an aggregate purchase price of $1.1 billion, including commission and fees, under these programs. As of March 8, 2006, 109.3 million shares had been repurchased for an aggregate purchase price of $3.6 billion, including commission and fees, under the share repurchase programs, with $45.0 remaining available. On March 9, 2006, our Board of Directors authorized an additional share repurchase program, permitting us to repurchase an additional $600.0 million of our common stock. This increase expires on March 9, 2007, although the program may be discontinued or suspended at any time.
Commitments, Contingencies and Future Obligations
   Commitments and Contingencies
     There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note I – Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Report.
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
   Future Obligations
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2005 are as follows:

(In thousands)	Payment due by Period
		Less than	1 to 3		More than
Contractual Obligations	Total	1 year	Years	3 to 5 Years	5 Years
Long-term Debt
Credit Facility	292,410	—	—	292,410	—
Other Long-term Debt	6,754,138	891,185	1,585,751	1,538,410	2,738,792
Interest payments on long-term debt	2,261,827	374,852	630,162	429,333	827,480

Non-Cancelable Operating Leases	2,052,355	305,578	471,213	394,886	880,678
Non-Cancelable Contracts	2,517,406	604,631	764,737	444,091	703,947
Employment/Talent Contracts	406,131	172,650	164,168	60,496	8,817
Capital Expenditures	162,052	72,015	61,380	20,631	8,026
Other long-term obligations(1)	295,787	—	98,815	—	196,972

Total	$14,742,106	$2,420,911	$3,776,226	$3,180,257	$5,364,712

(1)	Other long-term obligations consist of $49.8 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $201.8 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $168.1 million and the underlying shares had a fair value of $306.4 million recorded on our consolidated balance sheets at December 31, 2005. Also included in the table is $44.2 million related to deferred compensation and retirement plans. Excluded from the table is $148.7 million related to the fair value of interest rate swap agreements, cross-currency swap agreements, and secured forward exchange contracts. Also excluded is $366.8 million related to various obligations with no specific contractual commitment or maturity.
Market Risk
Interest Rate Risk
     At December 31, 2005, approximately 25% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2005 interest expense would have changed by $35.7 million and that our 2005 net income would have changed by $22.1 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
     At December 31, 2005, we had entered into interest rate swap agreements with a $1.3 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from February 2007 to March 2012. The fair value of these agreements at December 31, 2005 was a liability of $29.0 million.
Equity Price Risk
     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2005 by $61.3 million and would change accumulated comprehensive income (loss) and net income by $31.2 million and $6.8 million, respectively. At December 31, 2005, we also held $18.1 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
     We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.

Foreign Currency
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have U.S. dollar – Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported a net loss of $4.2 million for the year ended December 31, 2005. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2005 by $0.4 million.
     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2005 would change our 2005 equity in earnings of nonconsolidated affiliates by $3.8 million and would change our net income for the year ended December 31, 2005 by approximately $2.4 million.
     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
     In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 is an interpretation of FASB Statement 143, Asset Retirement Obligations, which was issued in June 2001. According to FIN 47, uncertainty about the timing and (or) method of settlement because they are conditional on a future event that may or may not be within the control of the entity should be factored into the measurement of the asset retirement obligation when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application of interim financial information is permitted, but is not required. We adopted FIN 47 on January 1, 2005, which did not materially impact our financial position or results of operations.
     In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 Share-Based Payment (“SAB 107”). SAB 107 expresses the SEC staff’s views regarding the interaction between Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“Statement 123(R)”) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R) and the modification of employee share options prior to adoption of Statement 123(R).
     In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. We will adopt Statement 123(R) on January 1, 2006. We expect the impact of adopting SAB 107 and Statement 123(R) to be in the range of $40.0 million to $50.0 million recorded as a component of operating expenses in our consolidated statement of operations for the year ended December 31, 2006.
     In May, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections (“Statement 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt Statement 154 on January 1, 2006 and anticipate that adoption will not materially impact our financial position or results of operations.

     In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-6, Determining the Amortization Period of Leasehold Improvements (“EITF 05-6”). EITF 05-6 requires that assets recognized under capital leases generally be amortized in a manner consistent with the lessee’s normal depreciation policy except that the amortization period is limited to the lease term (which includes renewal periods that are reasonably assured). EITF 05-6 also addresses the determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Leasehold improvements acquired in a business combination or purchased subsequent to the inception of the lease should be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. We adopted EITF 05-6 on July 1, 2005 which did not materially impact our financial position or results of operations.
     In October 2005, the FASB issued Staff Position 13-1 (“FSP 13-1”). FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period be recognized as rental expense. The guidance in FSP 13-1 shall be applied to the first reporting period beginning after December 15, 2005. We will adopt FSP 13-1 January 1, 2006 and do not anticipate adoption to materially impact our financial position or results of operations.
     In November, the FASB staff issued FASB Staff Position FAS 115-1 (“FAS 115-1”). FAS 115-1 replaces the impairment evaluation guidance (paragraphs 10-18) of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”), with references to the existing other-than-temporary impairment guidance. EITF 03-1 disclosure requirements remain in effect, and are applicable for year-end reporting and for interim periods if there are significant changes from the previous year-end. FAS 115-1 also supersedes EITF Topic No. D-44, Recognition of Other Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value, and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell an impaired security has not been made. The guidance in FAS 115-1 is to be applied to reporting periods beginning after December 15, 2005. We will adopt FAS 115-1 January 1, 2006 and anticipate adoption will not materially impact our financial position or results of operations.
Critical Accounting Estimates
     The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Allowance for Doubtful Accounts
     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2005 bad debt expense would have changed by $4.7 million and our 2005 net income would have changed by $2.9 million.

Long-Lived Assets
     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described, we found no impairment charge required for the year ended December 31, 2005. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2003, 2004 and 2005 on goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively
Indefinite-lived Assets
     Indefinite-lived assets such as FCC licenses are reviewed annually for possible impairment using the direct method. Under the direct method, it is assumed that rather than acquiring a radio station as a going concern business, the buyer hypothetically obtains a FCC license and builds a new station or operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the FCC license. The purchase price is then allocated between tangible and identified intangible assets including the FCC license, and any residual is allocated to goodwill.
     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
     The SEC staff issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition of radio and television stations and outdoor permits at fair value using an industry accepted income approach and consequently applied the same approach for purposes of impairment testing. Our adoption of the direct method resulted in an aggregate fair value of our radio and television FCC licenses and outdoor permits that was less than the carrying value determined under our prior method. As a result, we recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004.
     If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. If our assumption on market revenue growth rate decreased 10%, our 2004 non-cash charge, net of tax, would increase $61.2 million. Similarly, if our assumption on market revenue growth rate increased 10%, our non-cash charge, net of tax, would decrease $62.0 million. Our annual impairment test was performed as of October 1, 2005, which resulted in no impairment.

Tax Accruals
     The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     The estimate of our tax accruals contains uncertainty because management uses judgment to estimate the exposure associated with our various filing positions.
     Although management believes that our estimates and judgments are reasonable, actual results could differ, and we may be exposed to gains or losses that could be material. To the extent there are changes in the expected outcome of tax examinations, our effective tax rate in a given financial statement period could be materially affected.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.
Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2005.
     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2005, would have affected net earnings by approximately $6.1 million for the year ended December 31, 2005.
Inflation
     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2005	2004	2003	2002	2001
2.32	2.86	3.64	2.59	*

*For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.1 billion.
     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk.
Required information is within Item 7

ITEM 8. Financial Statements and Supplementary Data
MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS
The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.
It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.
The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.
The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.
/s/ Mark P. Mays
Chief Executive Officer
/s/ Randall T. Mays
President and Chief Financial Officer
/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer
Report of Independent Registered Public Accounting Firm
SHAREHOLDERS AND THE BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC.
We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
As discussed in Note C to the consolidated financial statements, in 2004 the Company changed its method of accounting for indefinite lived intangibles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Clear Channel Communications, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2006 expressed an unqualified opinion thereon.

San Antonio, Texas	/s/ ERNST & YOUNG LLP
March 9, 2006

CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	December 31,
	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$82,786	$31,339
Accounts receivable, net of allowance of $47,061 in 2005 and $47,400 in 2004	1,505,650	1,502,627
Prepaid expenses	114,452	129,842
Other current assets	128,409	139,376
Income taxes receivable	417,112	—
Current assets from discontinued operations	—	466,738

Total Current Assets	2,248,409	2,269,922

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	863,133	859,835
Structures	3,327,326	3,110,233
Towers, transmitters and studio equipment	881,070	845,295
Furniture and other equipment	599,296	624,069
Construction in progress	91,789	80,389

	5,762,614	5,519,821
Less accumulated depreciation	2,506,965	2,191,656

	3,255,649	3,328,165
Property, plant and equipment from discontinued operations, net	—	796,109

INTANGIBLE ASSETS
Definite-lived intangibles, net	480,790	614,824
Indefinite-lived intangibles – licenses	4,312,570	4,323,297
Indefinite-lived intangibles – permits	207,921	211,690
Goodwill	7,111,948	7,186,015
Intangible assets from discontinued operations, net	—	49,268

OTHER ASSETS
Notes receivable	8,745	9,691
Investments in, and advances to, nonconsolidated affiliates	300,223	368,369
Other assets	452,540	327,145
Other investments	324,581	387,589
Other assets from discontinued operations	—	55,865

Total Assets	$18,703,376	$19,927,949

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,
	2005	2004
CURRENT LIABILITIES
Accounts payable	$250,563	$304,112
Accrued expenses	731,105	610,583
Accrued interest	97,515	94,064
Accrued income taxes	—	34,683
Current portion of long-term debt	891,185	412,280
Deferred income	116,670	133,269
Other current liabilities	20,275	24,281
Current liabilities from discontinued operations	—	571,280

Total Current Liabilities	2,107,313	2,184,552

Long-term debt	6,155,363	6,941,996
Other long-term obligations	119,655	283,937
Deferred income taxes	528,259	324,498
Other long-term liabilities	675,962	685,573
Long-term liabilities from discontinued operations (net of deferred tax asset of $88,610)	—	(43,985)
Minority interest	290,362	63,300
Commitment and contingent liabilities (Note I)

SHAREHOLDERS’ EQUITY
Preferred Stock – Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock, – Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 538,287,763 and 567,572,736 shares in 2005 and 2004, respectively	53,829	56,757
Additional paid-in capital	27,945,725	29,183,595
Retained deficit	(19,371,411)	(19,933,777)
Accumulated other comprehensive income	201,928	194,590
Other	—	(213)
Cost of shares (113,890 in 2005 and 307,973 in 2004) held in treasury	(3,609)	(12,874)

Total Shareholders’ Equity	8,826,462	9,488,078

Total Liabilities and Shareholders’ Equity	$18,703,376	$19,927,949

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Year Ended December 31,
	2005	2004	2003
Revenue	$6,610,418	$6,634,890	$6,250,930
Operating expenses:
Direct operating expenses (excludes non-cash compensation expense of $212, $930 and $1,609 in 2005, 2004 and 2003, respectively and depreciation and amortization)	2,466,755	2,330,817	2,141,163
Selling, general and administrative expenses (excludes depreciation and amortization)	1,919,640	1,911,788	1,870,161
Non-cash compensation expense	6,081	3,596	3,716
Depreciation and amortization	630,389	630,521	608,531
Corporate expenses (excludes non-cash compensation expense of $5,869, $2,666 and $2,107 in 2005, 2004 and 2003, respectively and depreciation and amortization)	165,207	164,722	150,407
Gain on disposition of assets — net	45,247	39,552	6,688

Operating income	1,467,593	1,632,998	1,483,640
Interest expense	443,245	367,503	392,215
Gain (loss) on marketable securities	(702)	46,271	678,846
Equity in earnings of nonconsolidated affiliates	38,338	22,285	20,669
Other income (expense) — net	17,344	(30,293)	20,783

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,079,328	1,303,758	1,811,723
Income tax benefit (expense):
Current	(43,513)	(367,679)	(320,522)
Deferred	(382,823)	(131,685)	(456,399)

Income tax benefit (expense)	(426,336)	(499,364)	(776,921)
Minority interest, net of tax	17,847	7,602	3,906

Income before discontinued operations and cumulative effect of a change in accounting principle	635,145	796,792	1,030,896
Income from discontinued operations, net	300,517	49,007	114,695

Income before cumulative effect of a change in accounting principle	935,662	845,799	1,145,591
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	(4,883,968)	—

Net income (loss)	$935,662	$(4,038,169)	$1,145,591

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	28,643	50,722	132,816
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(48,492)	47,802	192,323
Unrealized holding gain (loss) on cash flow derivatives	56,634	(65,827)	(63,527)
Adjustment for (gain) loss included in net income (loss)	—	(32,513)	(19,408)

Comprehensive income (loss)	$972,447	$(4,037,985)	$1,387,795

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle – Basic	$1.16	$1.34	$1.68
Discontinued operations – Basic	.55	.08	.18
Cumulative effect of a change in accounting principle – Basic	—	(8.19)	—

Net income (loss) – Basic	$1.71	$(6.77)	$1.86

Income before discontinued operations and cumulative effect of a change in accounting principle – Diluted	$1.16	$1.33	$1.67
Discontinued operations – Diluted	.55	.08	.18
Cumulative effect of a change in accounting principle – Diluted	—	(8.16)	—

Net income (loss) – Diluted	$1.71	$(6.75)	$1.85

Dividends declared per share	$.69	$.45	$.20
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share data)					Accumulated
	Common		Additional		Other
	Shares	Common	Paid-in	Retained	Comprehensive		Treasury
	Issued	Stock	Capital	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2002	613,402,780	$61,340	$30,868,725	$(16,652,789)	$(47,798)	$(3,131)	$(16,255)	$14,210,092
Net income				1,145,591				1,145,591
Dividends declared				(123,189)				(123,189)
Exercise of stock options and other	2,918,451	292	80,334				(4,464)	76,162
Amortization and adjustment of deferred compensation			1,761			1,838	(520)	3,079
Currency translation adjustment					132,816			132,816
Unrealized gains (losses) on cash flow derivatives					(63,527)			(63,527)
Unrealized gains (losses) on investments					172,915			172,915

Balances at December 31, 2003	616,321,231	61,632	30,950,820	(15,630,387)	194,406	(1,293)	(21,239)	15,553,939
Net loss				(4,038,169)				(4,038,169)
Dividends declared				(265,221)				(265,221)
Common Stock issued for business acquisitions	933,521	93	31,405					31,498
Purchase of common shares							(1,841,482)	(1,841,482)
Treasury shares retired and cancelled	(51,553,602)	(5,155)	(1,838,115)				1,843,270	—
Exercise of stock options and other	1,871,586	187	36,711				6,747	43,645
Amortization and adjustment of deferred compensation			2,774			1,080	(170)	3,684
Currency translation adjustment					50,722			50,722
Unrealized gains (losses) on cash flow derivatives					(65,827)			(65,827)
Unrealized gains (losses) on investments					15,289			15,289

Balances at December 31, 2004	567,572,736	56,757	29,183,595	(19,933,777)	194,590	(213)	(12,874)	9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of CCO stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	$53,829	$27,945,725	$(19,371,411)	$201,928	$—	$(3,609)	$8,826,462

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$935,662	$(4,038,169)	$1,145,591
Less: Income from discontinued operations, net	300,517	49,007	114,695

Net income (loss) from continuing operations	635,145	(4,087,176)	1,030,896

Reconciling Items:

Cumulative effect of a change in accounting principle, net of tax	—	4,883,968	—
Depreciation	476,195	497,141	473,389
Amortization of intangibles	154,194	133,380	135,142
Deferred taxes	382,823	131,685	456,399
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	2,042	5,558	5,486
Amortization of deferred compensation	6,081	3,596	3,716
(Gain) loss on sale of operating and fixed assets	(47,883)	(29,276)	(16,020)
(Gain) loss on sale of available-for-sale securities	—	(48,429)	(31,862)
(Gain) loss on sale of other investments	—	—	(650,315)
(Gain) loss on forward exchange contract	18,194	17,398	17,164
(Gain) loss on trading securities	(17,492)	(15,240)	(13,833)
Equity in earnings of nonconsolidated affiliates	(38,338)	(22,285)	(20,669)
Increase (decrease) other, net	7,031	(5,163)	(22,764)

Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	9,970	38,627	(65,845)
Decrease (increase) in prepaid expenses	15,389	(21,304)	(11,729)
Decrease (increase) in other current assets	43,049	29,019	(12,626)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(34,700)	22,545	114,126
Increase (decrease) in accrued interest	3,411	1,611	20,446
Increase (decrease) in deferred income	(18,385)	(15,841)	13,109
Increase (decrease) in accrued income taxes	(191,506)	28,047	39,480

Net cash provided by operating activities	1,405,220	1,547,861	1,463,690
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM INVESTING ACTIVITIES:
Liquidation of restricted cash	—	299	—
(Increase) decrease in notes receivable, net	946	(51)	1,284
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	15,239	6,804	7,850
Proceeds from cross currency settlement of interest due	734	(566)	—
Purchase of other investments	(891)	(1,841)	(7,543)
Proceeds from sale of available-for-sale-securities	370	627,505	344,206
Purchases of property, plant and equipment	(327,642)	(283,924)	(308,147)
Proceeds from disposal of assets	102,001	30,710	54,770
Proceeds from divestitures placed in restricted cash	—	47,838	—
Acquisition of operating assets	(165,235)	(165,159)	(102,608)
Acquisition of operating assets with restricted cash	—	(47,564)	—
Decrease (increase) in other — net	(14,625)	(55,339)	(8,943)

Net cash provided by (used in) investing activities	(389,103)	158,712	(19,131)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	1,934,000	5,087,334	3,729,164
Payments on credit facilities	(1,986,045)	(5,457,033)	(5,192,297)
Proceeds from long-term debt	—	1,244,018	2,546,890
Payments on long-term debt	(236,703)	(609,455)	(2,870,776)
Proceeds from extinguishment of derivative agreement	—	—	83,752
Proceeds from forward exchange contract	—	—	83,519
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	40,239	31,535	55,574
Dividends paid	(343,321)	(255,912)	(61,566)
Proceeds from initial public offering	600,642	—	—
Payments for purchase of common shares	(1,070,204)	(1,841,482)	—

Net cash used in financing activities	(1,061,392)	(1,800,995)	(1,625,740)

CASH FLOWS FROM DISCONTINUED OPERATIONS

Net cash provided by (used in) operating activities	15,563	204,733	196,024
Net cash provided by (used in) investing activities	(158,841)	(83,348)	(70,073)
Net cash provided by (used in) financing activities	240,000	(2,598)	(5,161)

Net cash provided by discontinued operations	96,722	118,787	120,790

Net (decrease) increase in cash and cash equivalents	51,447	24,365	(60,391)

Cash and cash equivalents at beginning of year	31,339	6,974	67,365

Cash and cash equivalents at end of year	$82,786	$31,339	$6,974

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$430,382	$368,578	$350,104
Income taxes	193,723	263,525	140,674
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Communications, Inc., incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
On April 29, 2005, the Company announced a plan to strategically realign its businesses. This plan included an initial public offering (“IPO”) of approximately 10% of the common stock of the Company’s outdoor business, Clear Channel Outdoor Holdings, Inc. (“CCO”), and a 100% spin-off of its live entertainment segment and sports representation business (“Live Nation”). The Company completed the IPO on November 11, 2005 and the spin-off on December 21, 2005. The historical results of Live Nation have been reflected as discontinued operations in the underlying financial statements and related disclosures for all periods presented. As a result, the historical footnote disclosures have been revised to exclude amounts related to Live Nation. See Note B for additional disclosures related to the strategic realignment.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Certain Reclassifications
In addition to the reclassification of discontinued operations mentioned above, the Company has reclassified operating gains and losses to be included as a component of operating income and reclassified minority interest expense below its provision for income taxes, to conform to current year presentation.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes is concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture advertising display faces are licensed through municipalities for up to 20 years. The street furniture licenses often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term
Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
Intangible Assets
The Company classifies intangible assets as definite-lived or indefinite-lived intangible assets, as well as goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), which the Company adopted in the fourth quarter of 2004. Certain assumptions are used under the Company’s direct valuation technique, including market penetration leading to revenue potential, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes outside valuation expertise to make these assumptions and perform the fair value calculation. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and D-108, are recorded in amortization expense in the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142 are recorded in amortization expense on the statement of operations.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2005 and 2004.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise, service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2005, 2004 and 2003, were approximately $102.0 million, $124.7 million and $130.1 million, respectively, and are included in total revenues. Barter and trade expenses from continuing operations for the years ended December 31, 2005, 2004 and 2003, were approximately $95.9 million, $132.5 million and $131.5 million, respectively, and are included in selling, general and adminstrative expenses.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $169.2 million, $175.5 million and $168.8 million were recorded during the years ended December 31, 2005, 2004 and 2003, respectively as a component of selling, general and administrative expenses.
Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements
In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 is an interpretation of FASB Statement 143, Accounting for Asset Retirement Obligations, which was issued in June 2001. According to FIN 47, uncertainty about the timing and (or) method of settlement because they are conditional on a future event that may or may not be within the control of the entity, should be factored into the measurement of the asset retirement obligation when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application of interim financial information is permitted, but is not required. The Company adopted FIN 47 on January 1, 2005, which did not materially impact the Company’s financial position or results of operations.
In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 Share-Based Payment (“SAB 107”). SAB 107 expresses the SEC staff’s views regarding the interaction between Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“Statement 123(R)”) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R) and the modification of employee share options prior to adoption of Statement 123(R).
In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. The Company will adopt Statement 123(R) on January 1, 2006. The Company expects the impact of adopting SAB 107 and Statement 123(R) to be in the range of $40.0 million to $50.0 million recorded as a component of operating expenses in its consolidated statement of operations for the year ended December 31, 2006.
In May, 2005, the FASB issued Statement No. 154 Accounting Changes and Error Corrections (“Statement 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt Statement 154 on January 1, 2006 and anticipates adoption will not materially impact its financial position or results of operations.
In June 2005, the EITF issued EITF 05-6, Determining the Amortization Period of Leasehold Improvements (“EITF 05-6”). EITF 05-6 requires that assets recognized under capital leases generally be amortized in a manner consistent with the lessee’s normal depreciation policy except that the amortization period is limited to the lease term (which includes renewal periods that are reasonably assured). EITF 05-6 also addresses the determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Leasehold improvements acquired in a business combination or purchased subsequent to the inception of the lease should be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. The Company adopted EITF 05-6 on July 1, 2005 which did not materially impact its financial position or results of operations.

In October 2005, the FASB issued Staff Position 13-1 (“FSP 13-1”). FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period be recognized as rental expense. The guidance in FSP 13-1 shall be applied to the first reporting period beginning after December 15, 2005. The Company will adopt FSP 13-1 January 1, 2006 and does not anticipate adoption to materially impact its financial position or results of operations.
In November, the FASB staff issued FASB Staff Position FAS 115-1 (“FAS 115-1”). FAS 115-1 replaces the impairment evaluation guidance (paragraphs 10-18) of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03-1”), with references to the existing other-than-temporary impairment guidance. EITF 03-1 disclosure requirements remain in effect, and are applicable for year-end reporting and for interim periods if there are significant changes from the previous year-end. FAS 115-1 also supersedes EITF Topic No. D-44, Recognition of Other Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value, and clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell an impaired security has not been made. The guidance in FAS 115-1 is to be applied to reporting periods beginning after December 15, 2005. The Company will adopt FAS 115-1 January 1, 2006 and anticipates adoption will not materially impact its financial position or results of operations.
Stock Based Compensation
The Company accounts for its stock-based award plans in accordance with APB 25, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note L provides the assumptions used to calculate the pro forma net income (loss) and pro forma earnings (loss) per share disclosures as if the stock-based awards had been accounted for using the provisions of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The required pro forma disclosures are as follows:

(In thousands, except per share data)	2005	2004	2003
Income before discontinued operations and cumulative effect of a change in accounting principle:
Reported	$635,145	$796,792	$1,030,896
Pro forma stock compensation expense, net of tax	(25,678)	(65,219)	(37,289)

Pro Forma	$609,467	$731,573	$993,607

Income from discontinued operations, net:
Reported	$300,517	$49,007	$114,695
Pro forma stock compensation expense, net of tax	6,713	(11,367)	(6,499)

Pro Forma	$307,230	$37,640	$108,196

Income before discontinued operations and cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.16	$1.34	$1.68

Pro Forma	$1.12	$1.23	$1.62

Diluted:
Reported	$1.16	$1.33	$1.67

Pro Forma	$1.11	$1.22	$1.61

Discontinued operations, net per common share:
Basic:
Reported	$.55	$.08	$.18

Pro Forma	$.56	$.06	$.18

Diluted:
Reported	$.55	$.08	$.18

Pro Forma	$.56	$.06	$.17

All options granted after February 19, 2004 contain a retirement provision which allows for continued vesting upon retirement. It is the Company’s policy to recognize the fair value of such grants over the vesting period, and any remaining unrecognized compensation cost is recognized when an employee actually retires. In accordance with Statement 123(R), the fair value of such grants is to be recognized over the period through the date that the employee first becomes eligible to retire and is no longer required to provide service to earn part or all of the award. If the Company had been accounting for its stock options in accordance with the provisions of Statement 123(R), it would have reported an additional $1.4 million and $-0- of pro forma stock compensation expense, net of tax, for the years ended December 31, 2005 and 2004, respectively.
NOTE B — STRATEGIC REALIGNMENT
Initial Public Offering (“IPO”) of Clear Channel Outdoor Holdings, Inc. (“CCO”)
The Company completed the IPO on November 11, 2005, which consisted of the sale of 35.0 million shares, for $18.00 per share, of Class A common stock of CCO, its indirect, wholly owned subsidiary prior to the IPO. After completion of the IPO, the Company owns all 315.0 million shares of CCO’s outstanding Class B common stock, representing approximately 90% of the outstanding shares of CCO’s common stock and approximately 99% of the total voting power of CCO’s common stock. The net proceeds from the offering, after deducting underwriting discounts and offering expenses, were approximately $600.6 million. All of the net proceeds of the offering were used to repay a portion of the outstanding balances of intercompany notes owed to the Company by CCO. Under the guidance in SEC Staff Accounting Bulletin Topic 5H, Accounting for Sales of Stock by a Subsidiary, the Company has recorded approximately $120.9 million of minority interest and $479.7 million of additional paid in capital on its consolidated balance sheet at December 31, 2005 as a result of this transaction.
Spin-off of Live Nation
On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The spin-off closed December 21, 2005 by way of a pro rata dividend to the Company’s shareholders, which reduced shareholders’ equity by $716.7 million. The spin-off consisted of a dividend of .125 share of Live Nation common stock for each share of the Company’s common stock held on December 21, 2005, the date of the distribution. Additionally, Live Nation repaid approximately $220.0 million of intercompany notes owed to the Company by Live Nation. The Company does not own any shares of Live Nation common stock after the spin-off. Operating results of Live Nation are reported in discontinued operations through December 21, 2005. The spin-off resulted in a $2.4 billion capital loss for tax purposes, $890.7 million of which was utilized in 2005 or carried back to offset capital gains incurred in prior years and the remaining $1.5 billion was recorded as a deferred tax asset with an equivalent offsetting valuation allowance at December 31, 2005. The $890.7 million capital loss resulted in a current 2005 income tax benefit of $314.1 million, which is included in income from discontinued operations, net.
In connection with the spin-off, the Company entered a transition services agreement and tax matters agreement with Live Nation. The transition services agreement provides for certain transitional administrative and support services and other assistance. The charges for the transition services are intended to allow the Company to fully recover the allocated direct costs and indirect costs of providing the services. The services will terminate at various times specified in the agreement, generally ranging from three months to one year. The tax matters agreement governs the respective rights, responsibilities and obligations of the Company and Live Nation with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes and preparing and filing combined tax returns for periods ending prior to the spin-off and any additional taxes incurred by the Company attributable to actions, events or transactions relating to Live Nation.
The Company’s Board of Directors determined that the spin-off was in the best interests of its shareholders because: (i) it would enhance both the Company’s success and the success of Live Nation by enabling each company to resolve management and systemic problems that arose by the operation of the businesses within a single affiliated group; (ii) it would improve the competitiveness of the Company’s business by resolving inherent conflicts and the appearance of such conflicts with artists and promoters; (iii) it would simplify and reduce the Company’s and Live Nation’s regulatory burdens and risks; (iv) it would enhance the Company’s ability and the ability of Live Nation to issue equity efficiently and effectively for acquisitions and financings; and (v) it would enhance the efficiency and effectiveness of the Company’s and Live Nation’s equity-based compensation.
The following table summarizes the carrying amount at December 31, 2004 of the Company’s major classes of assets and liabilities distributed in the spin-off of Live Nation:

(In thousands)
Assets

Cash and cash equivalents	$179,137
Accounts receivable, net	156,023
Prepaid expenses	83,546
Other current assets	48,032

Total current assets	$466,738

Land, buildings and improvements	$881,155
Other property, plant and equipment	170,480
Less accumulated depreciation	255,526

Property, plant and equipment, net	$796,109

Definite-lived intangibles, net	$14,839
Goodwill	34,429

Total intangible assets	$49,268

Investments in nonconsolidated affiliates	$27,002
Other long-term assets	28,863

Total non current assets	$55,865

Liabilities

Accounts payable and accrued expenses	$381,872
Deferred income	184,413
Other current liabilities	4,995

Total current liabilities	$571,280

Deferred tax assets(1)	$(88,610)
Long-term debt	20,563
Other long-term liabilities	24,062

Total long-term liabilities	$(43,985)

(1)	The deferred tax assets relate primarily to the difference between the book basis and tax basis of property, plant and equipment. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company presents a net long-term deferred tax liability on its consolidated balance sheets.
The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for all years presented. The following table displays financial information for Live Nation’s discontinued operations for the years ended December 31, 2005, 2004 and 2003:

(In thousands)	2005(1)	2004	2003
Revenue (including sales to other Company segments of $0.7 million, $0.8 million and $3.8 million for the years ended December 31, 2005, 2004, and 2003, respectively.)	$2,858,481	$2,804,347	$2,702,039
Income before income taxes and cumulative effect of a change in accounting principle	$(16,215)	$68,037	$117,546

(1)	Includes the results of operations for Live Nation through December 21, 2005.
Included in income from discontinued operations, net is an income tax benefit of $316.7 million, primarily related to the portion of the capital loss discussed above, which was realized in 2005, and income tax expense of $19.0 million and $2.9 million for the years ended December 31, 2004 and 2003, respectively.

NOTE C — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated television stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2005 and 2004:

(In thousands)	2005		2004
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$651,455	$408,018	$688,373	$364,939
Talent contracts	202,161	175,553	202,161	155,647
Representation contracts	313,004	133,987	268,283	94,078
Other	135,782	104,054	170,541	99,870

Total	$1,302,402	$821,612	$1,329,358	$714,534

Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2005, 2004 and 2003 was $154.2 million, $133.4 million and $135.2 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2005:

(In thousands)
2006	$131,819
2007	80,438
2008	47,604
2009	39,664
2010	28,099
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually .

The SEC staff issued D-108 at the September 2004 meeting of the EITF. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, D-108 requires that a direct method be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition at fair value using an industry accepted income approach. The value calculated using the income approach was allocated to the indefinite-lived intangibles after deducting the value of tangible and intangible assets, as well as estimated costs of establishing a business at the market level. The Company used a similar approach in its annual impairment test prior to its adoption of D-108.
D-108 requires that an impairment test be performed upon adoption using a direct method for valuing intangible assets other than goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company continues to aggregate its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
The Company’s adoption of the direct method resulted in an aggregate fair value of its indefinite-lived intangible assets that were less than the carrying value determined under its prior method. As a result of the adoption of D-108, the Company recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004. The non-cash charge of $4.9 billion, net of tax is comprised of a non-cash charge of $4.7 billion and $.2 billion within our broadcasting FCC licenses and our outdoor permits, respectively.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2005 and 2004:

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Balance as of December 31, 2003	$6,419,191	$355,354	$355,461	$28,742	$7,158,748
Acquisitions	8,201	53,718	3,066	458	65,443
Foreign currency	—	—	29,401	—	29,401
Adjustments	(58,210)	(11,007)	1,701	(61)	(67,577)

Balance as of December 31, 2004	6,369,182	398,065	389,629	29,139	7,186,015
Acquisitions	7,497	1,896	4,407	2,957	16,757
Foreign currency	—	—	(50,232)	—	(50,232)
Adjustments	(55,285)	6,003	(193)	8,883	(40,592)

Balance as of December 31, 2005	$6,321,394	$405,964	$343,611	$40,979	$7,111,948

NOTE D — BUSINESS ACQUISITIONS
2005 Acquisitions
During 2005 the Company acquired radio stations for $12.5 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7 million and the Company’s television business acquired a television station for $5.5 million.
2004 Acquisitions:
Medallion Merger
On September 3, 2004, the Company closed its merger with Medallion Taxi Media, Inc., (“Medallion”). Pursuant to the terms of the agreement, the Company exchanged approximately .9 million shares of its common stock for 100% of the outstanding stock of Medallion, valuing this merger at approximately $33.6 million. Medallion’s operations include advertising displays placed on the top of taxi cabs. The Company began consolidating the results of operations on September 3, 2004.
In addition to the above, during 2004 the Company acquired radio stations for $59.4 million in cash and $38.9 million in restricted cash. The Company also acquired outdoor display faces for $60.9 million in cash and acquired equity interest in international outdoor companies for $2.5 million in cash. Also, the Company acquired two television stations for $10.0 million in cash and $8.7 million in restricted cash and our national representation business acquired new contracts for a total of $32.4 million in cash during the year ended December 31, 2004. Finally, the Company exchanged outdoor advertising assets, valued at $23.7 million for other outdoor advertising assets valued at $32.3 million. As a result of this exchange, the Company recorded a gain of $8.6 million in “Gain on disposition of assets – net”.
2003 Acquisitions:
During 2003 the Company acquired radio stations for $45.9 million in cash. The Company also acquired Americas outdoor display faces for $28.3 million in cash. The Company acquired outdoor investments in nonconsolidated affiliates for $10.7 million in cash and acquired an additional 10% interest in a subsidiary for $5.1 million in cash. Also, the Company’s national representation business acquired new contracts for a total of $42.6 million, of which $12.6 million was paid in cash during the year ended December 31, 2003 and $30.0 million was recorded as a liability at December 31, 2003.
Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2005 and 2004:

(In thousands)	2005	2004
Property, plant and equipment	$157,082	$24,031
Accounts receivable	30,301	—
Definite lived intangibles	70,182	30,384
Indefinite-lived intangible assets	9,402	131,537
Goodwill	16,365	58,650
Investments	805	2,512
Other assets	49,651	3,732

	333,788	250,846

(In thousands)	2005	2004
Other liabilities	(63,594)	(4,270)
Minority interests	(101,133)	—
Deferred tax	(3,826)	(2,355)
Common stock issued	—	(31,498)

	(168,553)	(38,123)

Total cash consideration	165,235	212,723
Less: Restricted cash used	—	47,564

Cash paid for acquisitions	$165,235	$165,159

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
Restructuring
The Company has restructuring liabilities related to its 2000 acquisition of AMFM Inc. (“AMFM”), and the 2002 acquisition of The Ackerley Group, Inc. (“Ackerley”). The balance at December 31, 2005 was $6.7 million comprised of $0.7 million of severance costs and $6.0 million of lease termination costs. During 2005, $0.4 million was paid and charged to the restructuring reserve related to severance.
In addition to the AMFM and Ackerley restructurings, the Company restructured its outdoor operations in France in the third quarter of 2005. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling general and administrative expenses. Of the $26.6 million $22.5 million was related to severance costs and $4.1 million was related to other costs. During 2005, $5.6 million of related costs were paid and charged to the restructuring accrual. As of December 31, 2005, the accrual balance was $21.0 million.
NOTE E – INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			Clear	All
(In thousands)	ARN	ACIR	Media	Others	Total
At December 31, 2004	$136,035	$57,064	$73,234	$102,036	$368,369
Acquisition (disposition) of investments	—	—	—	804	804
Reclassifications	—	—	(84,912)	—	(84,912)
Additional investment, net	(14,391)	—	8,921	(935)	(6,405)
Equity in net earnings (loss)	23,794	4,700	2,757	7,087	38,338
Foreign currency transaction adjustment	5,375	—	—	—	5,375
Foreign currency translation adjustment	(12,557)	911	—	(9,700)	(21,346)

At December 31, 2005	$138,256	$62,675	$—	$99,292	$300,223

In July, 2005, the Company increased its investment in Clear Media, a Chinese company that operates street furniture displays throughout China, to a controlling majority ownership interest. As a result, the Company began consolidating the results of Clear Media in the third quarter of 2005. The Company had been accounting for Clear Media as an equity investment prior to July 2005. The net assets of Clear Media represent less than 2% of the Company’s consolidated net assets at December 31, 2005. With the exception of Clear Media, the investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. There was no other income derived from transactions with nonconsolidated affiliates during 2005. Other income derived from transactions with nonconsolidated affiliates consists of interest income of $3.4 million in 2004 and $6.0 million in 2003, and are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained deficit for these investments were $90.1 million, $67.4 million and $51.8 million for December 31, 2005, 2004 and 2003, respectively.
Other Investments
Other investments of $324.6 million and $387.6 million at December 31, 2005 and 2004, respectively, include marketable equity securities classified as follows:

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2005
Available-for sale	$251,904	$216,170	$—	$216,170	$35,734
Trading	54,486	47,228	—	47,228	7,258
Other cost investments	18,191	—	—	—	18,191

Total	$324,581	$263,398	$—	$263,398	$61,183

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2004
Available-for-sale	$330,117	$294,383	$—	$294,383	$35,734
Trading	36,994	29,736	—	29,736	7,258
Other cost investments	20,478	—	—	—	20,478

Total	$387,589	$324,119	$—	$324,119	$63,470

A certain amount of the Company’s available-for-sale and trading securities secure its obligations under forward exchange contracts discussed in Note H.

Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $136.6 million and $185.1 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2005 and 2004, respectively. The net unrealized gain (loss) on trading securities of $17.5 million and $15.2 million for the years ended December 31, 2005 and 2004, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
During 2003 an unrealized gain of $657.3 million was recorded on the statement of operations in “Gain (loss) on marketable securities” related to the exchange of the Company’s HBC investment, which had been accounted for as an equity method investment, for Univision Communications Inc. shares, which were recorded as an available-for-sale cost investment. On September 22, 2003, Univision completed its acquisition of HBC in a stock-for-stock merger. As a result, the Company received shares of Univision, which were recorded on the balance sheet at the date of the merger at their fair value. In addition, on September 23, 2003, the Company sold a portion of its Univision investment for $281.7 million, which resulted in a realized pre-tax book loss of $6.4 million. Also, during 2003, the Company recorded an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that was considered to be other-than-temporary.
During 2004, the Company sold its remaining investment in Univision Corporation for $599.4 million in net proceeds. As a result, it recorded a gain of $47.0 million in “Gain (loss) on marketable securities”.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company has an asset retirement obligation of $49.8 million as of December 31, 2005 which is reported in “Other long-term liabilities”. The liability relates to the Company’s obligation to dismantle and remove its outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period. During 2004, the Company increased its liability due to a change in estimate associated with the remediation costs used in the calculation. This change was recorded as an addition to the liability and the related assets’ carrying value.
The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2005	2004
Balance at January 1	$49,216	$24,000
Adjustment due to change in estimate of related costs	(1,344)	26,850
Accretion of liability	3,616	1,800
Liabilities settled	(1,681)	(3,434)

Balance at December 31	$49,807	$49,216

NOTE G — LONG—TERM DEBT
Long-term debt at December 31, 2005 and 2004 consisted of the following:

	December 31,
(In thousands)	2005	2004
Bank credit facilities	$292,410	$350,486
Senior Notes:
6.5% Notes (denominated in Euro) Due 2005	—	264,755
6.0% Senior Notes Due 2006	750,000	750,000
3.125% Senior Notes Due 2007	250,000	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Original issue (discount) premium	(15,767)	(10,255)
Fair value adjustments related to interest rate swaps	(29,049)	6,524
Subsidiary level notes	681,843	685,067
Other long-term debt	217,111	157,699

	7,046,548	7,354,276
Less: current portion	891,185	412,280

Total long-term debt	$6,155,363	$6,941,996

Bank Credit Facility
The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.
At December 31, 2005, the outstanding balance on the $1.75 billion credit facility was $292.4 million and, taking into account letters of credit of $167.9 million, $1.3 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2005, interest rates on this bank credit facility varied from 4.8% to 7.0%.
Senior Notes
On July 7, 2005, the Company’s 6.5% Eurobonds matured, which the Company redeemed for €195.6 million plus accrued interest through borrowings under its credit facility.

All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate face value and market value of the senior notes was approximately $5.9 billion and $5.8 billion, respectively, at December 31, 2005. The aggregate face value and market value of the senior notes was approximately $6.2 billion and $6.4 billion, respectively, at December 31, 2004.
Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was a liability of $29.0 million and an asset of $6.5 million at December 31, 2005 and 2004, respectively.
Subsidiary Level Notes
AMFM Operating Inc.’s long-term bonds, of which are all 8% senior notes due 2008, include a purchase accounting premium of $10.5 million and $13.8 million at December 31, 2005 and 2004, respectively. The fair value of the notes was $715.2 million and $755.4 million at December 31, 2005 and 2004, respectively.
Other Borrowings
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $217.1 million balance at December 31, 2005, is $141.2 million that matures in less than one year.
Debt Covenants
The Company’s significant covenants on its $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit facility. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit facility) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31 2005, the Company’s leverage and interest coverage ratios were 3.4x and 4.9x, respectively. This credit facility contains a cross default provision that would be triggered if the Company were to default on any other indebtedness greater than $200.0 million.
The Company’s other indebtedness does not contain such provisions that would make it a default if it were to default on one of its credit facilities.
The fees paid on the Company’s $1.75 billion, five-year multi-currency revolving credit facility depend on the Company’s long-term debt ratings. Based on current ratings level of BBB-/Baa3, the Company’s fees are 17.5 basis points on the total $1.75 billion facility and a 45.0 basis point spread to LIBOR on borrowings. In the event the Company’s ratings improve, the fee on borrowings and facility fee decline gradually to 9.0 basis points and 20.0 basis points, respectively, at ratings of A/A3 or better. In the event that the Company’s ratings decline, the fee on borrowings and facility fee increase gradually to 30.0 basis points and 120.0 basis points, respectively, at ratings of BB/Ba2 or lower. The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
Additionally, the AMFM long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or affect certain asset sales.
At December 31, 2005, the Company was in compliance with all debt covenants.

Future maturities of long-term debt at December 31, 2005 are as follows:

(In thousands)
2006	$891,185
2007	251,001
2008	1,334,750
2009	832,665
2010	998,155
Thereafter	2,738,792

Total	$7,046,548

NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company has $1.3 billion of interest rate swaps that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2005, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.0 million. On December 31, 2004, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other assets” with the offset recorded in “Long-term debt” of approximately $6.5 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2005 and 2004 to reflect the increase in fair value.
Secured Forward Exchange Contracts
On June 5, 2003, Clear Channel Investments, Inc. (“CCI, Inc.”), a wholly owned subsidiary of the Company, entered into a five-year secured forward exchange contract (the “contract”) with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. (“XMSR”). Under the terms of the contract, the counterparty paid $83.5 million at inception of the contract, which the Company classified in “Other long-term liabilities”. The contract has a maturity value of $98.8 million, with an effective interest rate of 3.4%, which the Company will accrete over the life of the contract using the effective interest method. CCI, Inc. continues to hold the 8.3 million shares and retains ownership of the XMSR shares during the term of the contract.
Upon maturity of the contract, CCI, Inc. is obligated to deliver to the counterparty, at CCI, Inc.’s option, cash or a number of shares of XMSR equal to the cash payment, but no more than 8.3 million XMSR shares. The contract hedges the Company’s cash flow exposure of the forecasted sale of the XMSR shares by purchasing a put option and selling the counterparty a call option (the “collar”) on the XMSR shares. The net cost of the collar was $.5 million, which the Company initially classified in other long-term assets. The collar effectively limits the Company’s cash flow exposure upon the forecasted sale of XMSR shares to the counterparty between $11.86 and $15.58 per XMSR share.
The collar meets the requirements of Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. Under this guidance, complete hedging effectiveness is assumed and the entire change in fair value of the collar is recorded in other comprehensive income (loss). Annual assessments are required to ensure that the critical terms of the contract have not changed. As of December 31, 2005 and 2004, the fair value of the collar was a liability recorded in “Other long-term obligations” of $116.8 million and $208.1 million, respectively, and the amount recorded in other comprehensive income (loss), net of tax, related to the change in fair value of the collar for the year ended December 31, 2005 and 2004 was a $56.6 million gain and $65.8 million loss, respectively.
In 2001, CCI, Inc. entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $11.7 million and $29.9 million at December 31, 2005 and December 31, 2004, respectively, recorded in “Other assets”. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2005, 2004 and 2003, the Company recognized losses of $18.2 million and $17.4 million and $17.1 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2005, 2004 and 2003, the Company recognized income of $17.5 million, $15.2 million and $13.8 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $2.9 million at December 31, 2005, which was recorded in “Other long-term obligations”.
The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2005, a $0.7 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.
Prior to the Company entering into the cross currency swaps, it held 6.5% Eurobonds to hedge a portion of the effect of movements in currency exchange rate on its net assets in foreign countries. On February 25, 2004, the Company redeemed the majority of its Eurobonds. The remaining amount of foreign denominated debt matured on July 7, 2005.
NOTE I — COMMITMENTS AND CONTINGENCIES
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.
The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. The Company has various contracts in its radio broadcasting operations related to program rights and music license fees. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities.

As of December 31, 2005, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2006	$305,578	$604,631	$72,015
2007	253,400	410,073	44,578
2008	217,813	354,664	16,802
2009	197,683	262,236	9,233
2010	197,203	181,855	11,398
Thereafter	880,678	703,947	8,026

Total	$2,052,355	$2,517,406	$162,052

Rent expense charged to continuing operations for 2005, 2004 and 2003 was $986.5 million, $925.6 million and $814.7 million, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain EBITDA targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum payment. At December 31, 2005, the Company believes its maximum aggregate contingency, which is subject to the financial performance of the acquired companies, is approximately $26.3 million. In addition, certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2005, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $36.4 million. As the contingencies have not been met or resolved as of December 31, 2005, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum amount.

NOTE J — GUARANTEES
Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2005, this portion of the $1.75 billion credit facility’s outstanding balance was $15.0 million, which is recorded in “Long-term debt” on the Company’s financial statements.
Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $39.0 million. The Company also provides a guarantee related to credit card charge backs of approximately $25.8 million for a third party. As of December 31, 2005, no amounts were outstanding under these agreements.
As of December 31, 2005, the Company has outstanding commercial standby letters of credit and surety bonds of $169.7 million and $40.1 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.
NOTE K — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2005	2004	2003
Current — federal	$(11,636)	$310,596	$268,769
Current — foreign	56,879	34,895	22,734
Current — state	(1,730)	22,188	29,019

Total current	43,513	367,679	320,522
Deferred — federal	397,942	138,180	445,894
Deferred — foreign	(35,040)	(18,339)	(27,714)
Deferred — state	19,921	11,844	38,219

Total deferred	382,823	131,685	456,399

Income tax expense (benefit)	$426,336	$499,364	$776,921

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2005 and 2004 are as follows:

(In thousands)	2005	2004
Deferred tax liabilities:
Intangibles and fixed assets	$527,706	$331,495
Unrealized gain in marketable securities	32,882	37,215
Foreign	3,917	37,185
Equity in earnings	15,365	14,992
Investments	1,683	3,302
Other	12,984	13,258

Total deferred tax liabilities	594,537	437,447

Deferred tax assets:
Accrued expenses	25,439	24,359
Long-term debt	10,318	69,360
Net operating loss/Capital loss carryforwards	575,858	5,578
Bad debt reserves	11,110	12,811
Deferred income	6,111	10,564
Other	39,746	26,512

Total gross deferred tax assets	668,582	149,184
Valuation allowance	571,154	—

Total deferred tax assets	97,428	149,184

Net deferred tax liabilities	$497,109	$288,263

Included in the Company’s net deferred tax liabilities are $31.1 million and $36.2 million of current net deferred tax assets for 2005 and 2004, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $528.3 million and $324.5 million of net deferred tax liabilities for 2005 and 2004, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. As discussed in Note C, in 2004 the Company adopted D-108, which resulted in the Company recording a non-cash charge of approximately $4.9 billion, net of deferred tax of $3.0 billion, related to its FCC licenses and permits. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $890.7 million will be used to offset capital gains recognized in 2002, 2003, 2004 and 2005. The remaining $1.5 billion capital loss will be carried forward to offset future capital gains for the next five years. The Company has recorded an after tax valuation allowance of $571.2 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2005		2004		2003
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$377,765	35%	$456,315	35%	$634,103	35%
State income taxes, net of federal tax benefit	18,191	2%	34,032	3%	67,699	4%
Foreign taxes	6,624	1%	11,379	1%	5,513	0%
Nondeductible items	2,337	0%	5,173	0%	7,023	0%
Changes in valuation allowance and other estimates	19,673	2%	(3,890)	(1%)	61,201	4%

Other, net	1,746	0%	(3,645)	0%	1,382	0%

	$426,336	40%	$499,364	38%	$776,921	43%

During 2005, the Company utilized approximately $3.7 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2005. As stated above the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $890.7 million of the capital loss will be utilized in 2005 and carried back to earlier years resulting in a $314.1 million current tax benefit that was recorded as a component of discontinued operations. The Company has approximately $1.5 billion in capital loss carryforwards, which are recorded as a deferred tax asset on the Company’s balance sheet at its effective tax rate, for which a 100% valuation allowance has been recorded. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
In addition, during 2005, current tax expense was reduced by approximately $210.5 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with the strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. The Company’s deferred tax expense increased as a result of these items.
During 2004, the Company utilized approximately $5.7 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense includes benefits of $34.1 million. The benefits resulted in an effective tax rate of 38% for the twelve months ended December 31, 2004.
During 2003, the Company utilized approximately $31.4 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2003.
The remaining federal net operating loss carryforwards of $12.4 million expire in various amounts from 2006 to 2021.

NOTE L – SHAREHOLDERS’ EQUITY
Dividends
The Company’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2005:
February 16, 2005	0.125	March 31, 2005	April 15, 2005	$68.9
April 26, 2005	0.1875	June 30, 2005	July 15, 2005	101.7
July 27, 2005	0.1875	September 30, 2005	October 15, 2005	101.8
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	100.9

2004:
February 19, 2004	$0.10	March 31, 2004	April 15, 2004	$61.7
April 28, 2004	0.10	June 30, 2004	July 15, 2004	60.2
July 21, 2004	0.125	September 30, 2004	October 15, 2004	72.5
October 20, 2004	0.125	December 31, 2004	January 15, 2005	70.9
Stock Options
The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the years ended December 31, 2005, 2004 and 2003 (“Price” reflects the weighted average exercise price per share):
(In thousands, except per share data)

	2005		2004		2003
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	41,925	$44.98	43,094	$44.64	42,943	$44.57
Granted	7,274	31.12	4,706	44.27	4,955	36.75
Exercised (1)	(1,055)	20.84	(1,470)	16.85	(2,477)	18.96
Forfeited (2)	(5,650)	45.07	(1,243)	48.12	(1,387)	50.07
Expired	(1,407)	50.35	(3,162)	55.09	(940)	61.29
Adjustment (3)	1,609	NA	—	—	—	—

Outstanding, end of year	42,696	$41.34	41,925	$44.98	43,094	$44.64

Exercisable, end of year	29,610		28,777		27,267
Weighted average fair value per option granted	$8.01		$15.09		$17.29

(1)	The Company received an income tax benefit of $.6 million, $2.9 million and $20.6 million relating to the options exercised during 2005, 2004 and 2003, respectively. Such benefits are recorded as adjustments to “Additional paid-in capital” in the statement of shareholders’ equity.

(2)	Included in the 5.7 million options forfeited during 2005 were 3.6 million options held by employees of CCO and 0.8 million options that were held by employees of Live Nation. All of the Company’s options held by employees of CCO were converted into 6.3 million options to purchase shares of CCO at the closing of the IPO. All unvested options held by the employees of Live Nation were cancelled upon the spin-off. There is an additional 1.1 million vested options held by employees of Live Nation at December 31, 2005. If left unexercised, 0.8 million of these options will expire during the first quarter of 2006 and the remaining 0.3 million will expire during the second quarter of 2006.

(3)	All options that remained outstanding after the spin-off of Live Nation were adjusted pursuant to the recapitalization terms of the option plans. This adjustment was determined using the intrinsic value method.
There were 32.8 million shares available for future grants under the various option plans at December 31, 2005. Vesting dates range from February 1996 to December 2010, and expiration dates range from January 2006 to December 2015 at exercise prices and average contractual lives as follows:
(In thousands of shares)

				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/05	Life	Price	12/31/05	Price
$. 01	—	$10.00	691	3.7	$5.90	691	$5.90
10.01	—	20.00	788	.6	14.64	788	14.64
20.01	—	30.00	3,596	2.4	25.64	3,466	25.60
30.01	—	40.00	11,082	6.5	32.56	2,107	32.87
40.01	—	50.00	19,726	3.2	44.98	17,531	45.08
50.01	—	60.00	4,142	3.7	55.37	2,356	55.29
60.01	—	70.00	2,066	2.1	64.49	2,066	64.49
70.01	—	80.00	554	4.1	76.39	554	76.39
80.01	—	91.35	51	1.2	85.99	51	85.99
			42,696	4.0	$41.34	29,610	$43.03
The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2005, 2004 and 2003:

	2005	2004	2003
Risk-free interest rate	3.76% – 4.44%	2.21% – 4.51%	2.91% – 4.03%
Dividend yield	1.46% – 2.36%	.90% – 1.65%	0% – 1.01%
Volatility factors	25%	42% – 50%	43% – 47%
Expected life	5 – 7.5	3 – 7.5	5 – 7.5
In addition to the options listed above, 3.6 million options to purchase the Company’s common stock were converted at the close of the CCO IPO on November 11, 2005 into 6.3 million options to purchase Class A shares of CCO’s common stock. CCO granted an additional 2.3 million options subsequent to the IPO. After forfeitures, there were 8.5 million options to purchase Class A shares of CCO outstanding at December 31, 2005. There were 33.3 million shares available for future grants under CCO’s options plan at December 31, 2005. Vesting dates range from February 2004 to November 2010, and expiration dates range from February 2006 to December 2015 at exercise prices and average contractual lives as follows:

(In thousands of shares)				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/05	Life	Price	12/31/05	Price
$15.01	—	20.00	3,317	7.2	$17.94	43	$17.20
20.01	—	25.00	1,195	5.0	21.06	54	23.87
25.01	—	30.00	2,329	3.6	26.12	1,642	26.03
30.01	—	35.00	994	2.6	32.80	462	32.87
35.01	—	40.00	521	1.2	37.93	521	37.93
40.01	—	45.00	114	4.6	42.80	114	42.80
45.01	—	50.00	39	1.0	49.52	39	49.52
			8,509	4.9	$24.05	2,875	$30.09
The fair value of the 6.3 million options converted from the Company to CCO options was estimated at the date of conversion and the fair value of the 2.3 million new options granted by CCO was estimated at the date of grant, using a Black-Scholes option-pricing model with the following assumptions: Risk-free interest rate ranging from 4.42% to 4.58%, a dividend yield of 0%, an expected volatility factor ranging from 25% to 27% and an expected life ranging from 1.3 years to 7.5 years.

Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:
(In thousands, except per share data)

	2005	2004	2003
Income before discontinued operations and cumulative effect of a change in accounting principle:
Reported	$635,145	$796,792	$1,030,896
Pro forma stock compensation expense, net of tax	(25,678)	(65,219)	(37,289)

Pro Forma	$609,467	$731,573	$993,607

Income from discontinued operations:
Reported	$300,517	$49,007	$114,695
Pro forma stock compensation expense, net of tax	6,713	(11,367)	(6,499)

Pro Forma	$307,230	$37,640	$108,196

Income before discontinued operations and cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.16	$1.34	$1.68

Pro Forma	$1.12	$1.23	$1.62

Diluted:
Reported	$1.16	$1.33	$1.67

Pro Forma	$1.11	$1.22	$1.61

Discontinued operations per common share:
Basic:
Reported	$.55	$.08	$.18

Pro Forma	$.56	$.06	$.18

Diluted:
Reported	$.55	$.08	$.18

Pro Forma	$.56	$.06	$.17

The weighted average fair value of stock options granted is required to be based on a theoretical option pricing model. In actuality, because the company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all stockholders commensurately.
Restricted Stock Awards
The Company began granting restricted stock awards to its employees in 2003. These common shares hold a legend which restricts their transferability for a term of from three to five years and are forfeited in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.

The following table presents a summary of the Company’s restricted stock awards outstanding at December 31, 2005, 2004 and 2003 (“Price” reflects the weighted average share price at the date of grant):
(In thousands, except per share data)

	2005		2004		2003
	Awards	Price	Awards	Price	Awards	Price
Outstanding, beginning of year	215	$41.66	75	$36.62	—	$—
Granted	2,300	31.81	142	44.36	75	36.62
Forfeited (1)	(63)	33.69	(2)	44.36	—	—

Outstanding, end of year	2,452	32.62	215	41.66	75	36.62

(1)	Included in the approximate 63,000 restricted stock awards forfeited during 2005 are approximately 36,000 held by employees of Live Nation. All restricted stock awards held by the employees of Live Nation were cancelled upon the spin-off.
Other
As a result of mergers during 2000, the Company assumed 2.7 million employee stock options with vesting dates that vary through April 2005. To the extent that these employees’ options vest post-merger, the Company recognizes expense over the remaining vesting period. During the year ended December 31, 2005, 2004 and 2003, the Company recorded expense of $0.2 million, $0.9 million and $1.6 million, respectively, related to the post-merger vesting of employee stock options. The expense associated with stock options is recorded on the statement of operations as a component of “Non-cash compensation expense”.
Common Stock Reserved for Future Issuance
Common stock is reserved for future issuances of approximately 75.4 million shares for issuance upon the various stock option plans to purchase the Company’s common stock (including 42.7 million options currently granted).
Share Repurchase Programs
The Company’s Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, the Board of Directors approved a third $1.0 billion share repurchase program (“February 2005 program”). On August 9, 2005, the Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. This increase expires on August 8, 2006, although the program may be discontinued or suspended at anytime prior to its expiration. As of December 31, 2005, 84.2 million shares had been repurchased for an aggregate purchase price of $2.9 billion, including commission and fees, under the share repurchase programs. From January 1, 2005 through December 31, 2005, we repurchased 32.6 million shares of our common stock for an aggregate purchase price of $1.1 billion, including commission and fees.
Shares Held in Treasury
Included in the 113,890 and 307,973 shares held in treasury are 13,890 and 24,918 shares that the Company holds in Rabbi Trusts at December 31, 2005 and 2004, respectively, relating to the Company’s non-qualified deferred compensation plan. Also included in the 307,793 shares held in treasury at December 31, 2004 was 183,055 shares held in a Rabbi Trust relating to a performance guarantee of Live Nation. During the year ended December 31, 2005, 32.8 million shares were retired from the Company’s shares held in treasury account.

Reconciliation of Earnings per Share
(In thousands, except per share data)

	2005	2004	2003
NUMERATOR:
Income before discontinued operations and cumulative effect of a change in accounting principle	$635,145	$796,792	$1,030,896
Income from discontinued operations, net	300,517	49,007	114,695
Cumulative effect of a change in accounting principle	—	(4,883,968)	—

Net income (loss)	935,662	(4,038,169)	1,145,591

Effect of dilutive securities:
Convertible debt - 2.625% issued in 1998	—	—	2,106
LYONS - 1998 issue	—	—	1,446

Numerator for net income before cumulative effect of a change in accounting principle per common share - diluted	935,662	845,799	1,149,143
Numerator for cumulative effect of a change in accounting principle per common share — diluted	—	(4,883,968)	—

Numerator for net income (loss) per common share - diluted	$935,662	$(4,038,169)	$1,149,143

DENOMINATOR:
Weighted average common shares	545,848	596,126	614,651

Effect of dilutive securities:
Stock options and common stock warrants	1,303	2,149	3,167
Convertible debt - 2.625% issued in 1998	—	—	2,060
LYONS - 1998 issue	—	—	892

Denominator for net income (loss) per common share - diluted	547,151	598,275	620,770

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle — Basic	$1.16	$1.34	$1.68
Discontinued operations — Basic	.55	.08	.18
Cumulative effect of a change in accounting principle — Basic	—	(8.19)	—

Net income (loss) — Basic	$1.71	$(6.77)	$1.86

Income before cumulative effect of a change in accounting principle — Diluted	$1.16	$1.33	$1.67
Discontinued operations — Diluted	.55	.08	.18
Cumulative effect of a change in accounting principle — Diluted	—	(8.16)	—

Net income (loss) — Diluted	$1.71	$(6.75)	$1.85

NOTE M — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(K) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $35.3 million, $32.0 million and $26.1 million were charged to expense for 2005, 2004 and 2003, respectively.
The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2005, 2004 and 2003, employees purchased 222,789, 262,163 and 266,978 shares at weighted average share prices of $28.79, $32.05 and $34.01, respectively.
The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2005, 2004 and 2003 was approximately $21.1 million, $14.0 million and $8.9 million, respectively, recorded in “Other long-term liabilities”.
NOTE N — OTHER INFORMATION
(In thousands)

	For the year ended December 31,
	2005	2004	2003
The following details the components of “Other income (expense) – net”:
Asset retirement obligation	$—	$—	$(7,000)
Gain (loss) on extinguishment of debt	—	(31,600)	36,735
Foreign exchange gain (loss)	7,550	(756)	(7,203)
Other	9,794	2,063	(1,749)

Total other income (expense) – net	$17,344	$(30,293)	$20,783

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$187,216	$32,586	$37,898
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(29,721)	$29,298	$117,876
Unrealized gain (loss) on cash flow derivatives	$34,711	$(40,346)	$(38,936)
Reclassification adjustments for (gain) loss included in net income (loss)	$—	$(19,927)	$(11,896)
(In thousands)

	As of December 31,
	2005	2004
The following details the components of “Other current assets”:
Current film rights	$18,060	$19,927
Inventory	18,934	34,332
Deferred tax asset	31,148	36,234
Other	60,267	48,883

Total other current assets	$128,409	$139,376

(In thousands)

	As of December 31,
	2005	2004
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$138,028	$138,831
Cumulative unrealized gain on investments	136,621	185,113
Cumulative unrealized gain (loss) on cash flow derivatives	(72,721)	(129,354)

Total accumulated other comprehensive income (loss)	$201,928	$194,590

NOTE O — SEGMENT DATA
Following its strategic realignment, the Company changed its reportable operating segments to radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company has restated all periods presented to conform to the current year presentation. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations in the United States, Canada and Latin America, with approximately 94% of its 2005 revenues in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays.
“Other” includes television broadcasting and media representation as well as other general support services and initiatives.
(In thousands)

					Corporate and
		Americas	International		gain on
	Radio	Outdoor	Outdoor		disposition of
	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2005
Revenue	$3,534,121	$1,216,382	$1,449,696	$532,339	$—	$(122,120)	$6,610,418
Direct operating expenses	967,782	489,826	851,635	218,107	—	(60,595)	2,466,755
Selling, general and administrative expenses	1,224,603	186,749	355,045	214,768	—	(61,525)	1,919,640
Non-cash compensation	212	—	—	—	5,869	—	6,081
Depreciation and amortization	141,655	180,559	220,080	68,770	19,325	—	630,389
Corporate expenses	—	—	—	—	165,207	—	165,207
Gain on disposition of assets — net	—	—	—	—	45,247	—	45,247

Operating income (loss)	$1,199,869	$359,248	$22,936	$30,694	$(145,154)	$—	$1,467,593

Intersegment revenues	$37,420	$8,236	$—	$76,464	$—	$—	$122,120
Identifiable assets	$12,109,261	$2,531,426	$2,125,470	$1,163,251	$773,968	$—	$18,703,376
Capital expenditures	$94,036	$73,084	$135,072	$24,568	$882	$—	$327,642

					Corporate and
		Americas	International		gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2004
Revenue	$3,754,381	$1,092,089	$1,354,951	$548,641	$—	$(115,172)	$6,634,890
Direct operating expenses	900,633	468,571	793,630	215,898	—	(47,915)	2,330,817
Selling, general and administrative expenses	1,261,855	173,010	326,447	217,733	—	(67,257)	1,911,788
Non-cash compensation	930	—	—	—	2,666	—	3,596
Depreciation and amortization	159,082	186,620	201,597	62,514	20,708	—	630,521
Corporate expenses	—	—	—	—	164,722	—	164,722
Gain on disposition of assets — net	—	—	—	—	39,552	—	39,552

Operating income (loss)	$1,431,881	$263,888	$33,277	$52,496	$(148,544)	$—	$1,632,998

Intersegment revenues	$39,139	$10,510	$—	$65,523	$—	$—	$115,172
Identifiable assets	$12,313,335	$2,475,299	$2,223,917	$1,232,053	$321,390	$—	$18,565,994
Capital expenditures	$81,474	$60,506	$112,791	$26,550	$2,603	$—	$283,924

2003
Revenue	$3,695,020	$1,006,376	$1,168,221	$501,519	$—	$(120,206)	$6,250,930
Direct operating expenses	852,195	435,075	698,311	205,185	—	(49,603)	2,141,163
Selling, general and administrative expenses	1,277,859	161,579	295,314	206,012		(70,603)	1,870,161
Non-cash compensation	1,609	—	—	—	2,107	—	3,716
Depreciation and amortization	154,121	194,237	185,403	52,046	22,724	—	608,531
Corporate expenses	—	—	—	—	150,407	—	150,407
Gain on disposition of assets — net	—	—	—	—	6,688	—	6,688

Operating income (loss)	$1,409,236	$215,485	$(10,807)	$38,276	$(168,550)	$—	$1,483,640

Intersegment revenues	$41,392	$15,509	$—	$63,305	$—	$—	$120,206
Identifiable assets	$19,686,072	$2,713,606	$2,159,503	$2,055,521	$316,646	$—	$26,931,348
Capital expenditures	$80,138	$60,685	$138,836	$26,211	$2,277	$—	$308,147
Revenue of $1.5 billion, $1.4 billion and $1.2 billion and identifiable assets of $2.2 billion, $2.3 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE P — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2005	2004	2005	2004	2005	2004	2005	2004
Revenue	$1,447,810	$1,445,871	$1,722,732	$1,745,924	$1,683,288	$1,666,382	$1,756,588	$1,776,713
Operating expenses:
Direct operating expenses	587,870	546,507	611,418	570,988	614,023	595,654	653,444	617,668
Selling, general and administrative expenses	456,754	453,422	481,202	492,010	488,820	461,538	492,864	504,818
Non-cash compensation	1,501	664	1,417	664	1,931	531	1,232	1,737
Depreciation and amortization	155,395	157,113	152,708	152,401	154,035	154,543	168,251	166,464
Gain (loss) on disposition of assets — net	925	18,064	4,891	12,179	2,410	(1,194)	37,021	10,503
Corporate expenses	34,678	45,271	40,957	42,642	39,140	34,365	50,432	42,444

Operating income	212,537	260,958	439,921	499,398	387,749	418,557	427,386	454,085
Interest expense	106,649	88,958	105,058	85,664	113,087	91,544	118,451	101,337
Gain (loss) on marketable securities	(1,073)	49,723	1,610	(5,503)	(815)	3,485	(424)	(1,434)
Equity in earnings of nonconsolidated affiliates	5,633	4,762	11,962	9,874	10,565	2,636	10,178	5,013
Other income (expense) — net	1,440	(34,210)	7,705	674	5,517	3,571	2,682	(328)

Income before income taxes minority interest, discontinued operations and cumulative effect of a change in accounting principle	111,888	192,275	356,140	418,779	289,929	336,705	321,371	355,999
Income tax benefit (expense)	(44,196)	(81,054)	(140,676)	(166,878)	(114,522)	(126,780)	(126,942)	(124,652)
Minority interest expense — net	574	748	2,229	2,634	3,577	1,581	11,467	2,639

Income before discontinued operations and cumulative effect of a change in accounting principle	67,118	110,473	213,235	249,267	171,830	208,344	182,962	228,708
Discontinued operations	(19,236)	5,987	7,497	4,503	33,645	52,890	278,611	(14,373)

Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	—	—	—	—	—	—	(4,883,968)

Net income (loss)	$47,882	$116,460	$220,732	$253,770	$205,475	$261,234	$461,573	$(4,669,633)

Net income (loss) per common share:
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.12	$.18	$.39	$.41	$.32	$.36	$.34	$.40
Discontinued operations	(.03)	.01	.02	.01	.06	.09	.52	(.03)
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	—	(8.54)

Net income (loss)	$.09	$.19	$.41	$.42	$.38	$.45	$.86	$(8.17)

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.12	$.18	$.39	$.40	$.32	$.35	$.34	$.40
Discontinued operations	(.03)	.01	.01	.01	.06	.09	.52	(.03)
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	—	(8.52)

Net income (loss)	$.09	$.19	$.40	$.41	$.38	$.44	$.86	$(8.15)

Dividends declared per share	$.125	$.10	$.1875	$.10	$.1875	$.125	$.1875	$.125
Stock price:
High	$35.07	$47.76	34.81	$44.50	$34.26	$37.24	$33.44	$35.07
Low	31.14	38.90	28.75	35.35	30.31	30.62	29.60	29.96
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE Q — SUBSEQUENT EVENTS
On February 14, 2006, the Company’s Board of Directors declared a quarterly cash dividend of $0.1875 per share on the Company’s Common Stock. The dividend is payable on April 15, 2006 to shareholders of record at the close of business on March 31, 2006.
From January 1, 2006 through March 8, 2006, 25.1 million shares had been repurchased for an aggregate purchase price of $744.0 million, including commission and fees. At March 8, 2006, there was $45.0 million remaining available for repurchase through the Company’s current share repurchase program. On March 9, 2006, the Company’s Board of Directors authorized an additional share repurchase program, permitting the Company to repurchase an additional $ 600.0 million of its common stock. This increase expires on March 9, 2007, although the program may be discontinued or suspended at any time.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not Applicable
ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Communications, Inc. (the “Company”) including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
Based on their evaluation as of December 31, 2005, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Management’s Report on Internal Control Over Financial Reporting
The management of Clear Channel Communications Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2005, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. The report, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm. “
Subsequent to our evaluation, there were no significant changes in internal controls or other factors that could significantly affect these internal controls.

Report of Independent Registered Public Accounting Firm
SHAREHOLDERS AND THE BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Clear Channel Communications, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Clear Channel Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005 of Clear Channel Communications, Inc. and subsidiaries and our report dated March 9, 2006 expressed an unqualified opinion thereon.

San Antonio, Texas	/s/ ERNST & YOUNG LLP
March 9, 2006
ITEM 9B. Other Information
Not Applicable

PART III
ITEM 10. Directors and Executive Officers of the Registrant
     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our aggressive marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources and financial reporting and controls.
     The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth under the captions “Code of Business Conduct and Ethics”, “Election of Directors” or “Compliance With Section 16(A) of the Exchange Act,” in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.
     The following information is submitted with respect to our executive officers as of February 28, 2006:

	Age on
	February 28,		Officer
Name	2006	Position	Since
L. Lowry Mays	70	Chairman of the Board	1972
Mark P. Mays	42	Chief Executive Officer	1989
Randall T. Mays	40	President/Chief Financial Officer and Secretary	1993
Herbert W. Hill, Jr.	47	Senior Vice President/Chief Accounting Officer	1989
Paul Meyer	63	Global President and Chief Operating Officer -- Clear Channel Outdoor	1997
William Moll	68	Chairman - Clear Channel Television	2001
Don Perry	54	President/Chief Executive Officer -- Clear Channel Television	2006
John Hogan	49	President/Chief Executive Officer -- Clear Channel Radio	2002
Andrew Levin	43	Executive Vice President and Chief Legal Officer	2004
     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders.
     Mr. L. Mays is our founder and was our Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Mays has served as our Chairman of the Board. He has been one of our directors since our inception. Mr. L. Mays is the father of Mark P. Mays, our Chief Executive Officer, and Randall T. Mays, our President/Chief Financial Officer and Secretary.
     Mr. M. Mays was our President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. He has been one of our directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman of the Board and the brother of Randall T. Mays, our President/Chief Financial Officer and Secretary.
     Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997 and was appointed as our Secretary in April 2003. He was appointed our President in February 2006. Mr. R. Mays is the son of L. Lowry Mays our Chairman of the Board and the brother of Mark P. Mays, our Chief Executive Officer.
     Mr. Hill was appointed Senior Vice President and Chief Accounting Officer in February 1997.

     Mr. Meyer was appointed President/Chief Executive Officer — Clear Channel Outdoor (formerly Eller Media) in January 2002. Prior thereto, he was the President/Chief Operating Officer — Clear Channel Outdoor for the remainder of the relevant five-year period.
     Mr. Moll was appointed Chairman — Clear Channel Television in 2006. Prior thereto, he was the President — Clear Channel Television since 2001. Prior thereto, he was President, WKRC-TV, Cincinnati, OH for the remainder of the relevant five-year period.
     Mr. Perry was appointed President & CEO of Clear Channel Television in January, 2006. Prior to that, he was Executive Vice President & COO of Clear Channel Television from June, 2005. Prior thereto, he was a Vice President for Clear Channel Television and General Manager of WOAI-TV for the remainder of the relevant five year period.
     Mr. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002. Prior thereto he was Chief Operating Officer of Clear Channel Radio from August 2001 to August 2002 and he was a Senior Vice President of Clear Channel Radio for the remainder of the relevant five-year period.
     Mr. Levin was appointed Executive Vice President and Chief Legal Officer in February 2004. Prior thereto he served as Senior Vice President for Government Affairs since he joined us in 2002. He was Minority Counsel to the United States House of Representatives Energy and Commerce Committee for the remainder of the relevant five-year period.

Clear Channel Communications, Inc.
Annual Meeting of Shareholders	April 26, 2006
8:00 a.m.
The Watermark Hotel
212 West Crockett Street
San Antonio, Texas 78205	ADMIT ONE

Clear Channel Communications, Inc.
Annual Meeting of Shareholders	April 26, 2006
8:00 a.m.
The Watermark Hotel
212 West Crockett Street
San Antonio, Texas 78205	ADMIT ONE

CLEAR CHANNEL COMMUNICATIONS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be
held April 26, 2006
     The undersigned hereby appoints L. Lowry Mays, Mark Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on April 26, 2006 at 8:00 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.
     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR all eleven nominees listed below ☐
WITHHOLD AUTHORITY to vote for all nominees below ☐
EXCEPTIONS* ☐
Nominees:     Alan D. Feld     Perry J. Lewis     L. Lowry Mays
Mark P. Mays     Randall T. Mays     B. J. McCombs     Phyllis B. Riggins
Theodore H. Strauss     J. C. Watts     John H. Williams     John B. Zachry

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)
*Exceptions:

MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2006.

FOR ☐ AGAINST ☐ ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.

3.	Approval and adoption of the shareholder proposal regarding Corporate Political Contributions.

FOR ☐ AGAINST ☐ ABSTAIN ☐
THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY UNANIMOUSLY RECOMMEND A VOTE “AGAINST” PROPOSAL 3

4.	Approval and adoption of the shareholder proposal regarding Compensation Committee Independence.

FOR ☐ AGAINST ☐ ABSTAIN ☐
THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY UNANIMOUSLY RECOMMEND A VOTE “AGAINST” PROPOSAL 4
Change of Address and/or Comments: ☐
          Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:	, 2006

Shareholder’s signature

Shareholder’s signature if stock held jointly
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (X) in Black or Blue Ink.